UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14A-12

FIRST BANCORP
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

N/A

	(2)	Aggregate number of securities to which transactions applies:

N/A

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

	(4)	Proposed maximum aggregate value of transaction:

N/A

	(5)	Total fee paid:

N/A

341 North Main Street

Troy, North Carolina 27371-0508

Telephone (910) 576-6171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 10, 2012

To Our Shareholders:

The annual meeting of shareholders of First Bancorp (the “Company”) will be held at the James H. Garner Conference Center, 211 Burnette Street, Troy, North Carolina (see map on outside back cover) on Thursday, May 10, 2012 at 3:00 p.m. local time, for the purpose of considering and acting on the following matters:

1.	A proposal to elect seventeen (17) nominees to the Board of Directors to serve until the 2013 annual meeting of shareholders, or until their successors are elected and qualified.

2.	A proposal to ratify the appointment of Elliott Davis, PLLC as the independent auditors of the Company for 2012.

3.	To approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the accompanying proxy statement (“say on pay”).

4.	To provide an advisory vote on the frequency of future shareholder “say on pay” advisory votes.

5.	Such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record as of the close of business on March 23, 2012 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

Whether or not you expect to be present at the annual meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope. If you attend the meeting, your proxy will be returned to you upon request. You may also vote by telephone or on the Internet, as described in the proxy statement and on the proxy card.

Please note that the attached form of proxy includes a request from the Company to indicate whether or not you plan to attend the annual meeting. For planning purposes, management of the Company would appreciate you filling in the appropriate box indicating whether or not you plan to attend the annual meeting. If you initially indicate that you are not planning to attend and later want to, or do not indicate one way or the other, you are still welcome and invited to attend the meeting.

The proxy statement accompanying this notice sets forth further information concerning the proposals to be considered at the annual meeting. You are urged to study this information carefully.

Included in this package, in compliance with applicable regulations, is the Company’s 2011 Annual Report, which includes a letter from the president, and the Company’s Form 10-K. The Form 10-K includes the Company’s financial statements and other required disclosures.

By Order of the Board of Directors

Anna G. Hollers

Secretary

April 4, 2012

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 10, 2012.

The Proxy Statement and 2011 Annual Report on Form 10-K

are also available at www.cfpproxy.com/3958.

First Bancorp

341 North Main Street

Troy, North Carolina 27371-0508

Telephone (910) 576-6171

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished to the shareholders of First Bancorp (hereinafter sometimes referred to as the “Company”) by the Board of Directors in connection with its solicitation of proxies for use at the annual meeting of shareholders of the Company to be held on Thursday, May 10, 2012 at 3:00 p.m. local time, at the James H. Garner Conference Center, 211 Burnette Street, Troy, North Carolina (see map on outside back cover), and at any adjournment thereof. Action will be taken at the annual meeting on the items described in this proxy statement and on any other business that properly comes before the meeting.

This proxy statement and accompanying form of proxy are first being mailed to shareholders on or about April 4, 2012.

The accompanying proxy is for use at the 2012 Annual Meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. Most shareholders have a choice of voting by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free number. Shareholders should refer to the proxy card or the information forwarded by the shareholder’s bank, broker or other holder of record to see which voting options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 3:00 a.m. Eastern Daylight Time on May 10, 2012. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that the proxy card does not reference Internet or telephone voting information because the recipient is not the registered owner of the shares, the proxy card must be completed and returned in the self-addressed, postage-paid envelope provided.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of our director nominees (Proposal 1 of this Proxy Statement). Until recently, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulations were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.

Any shareholder giving a proxy may revoke it at any time before a vote is taken by (i) duly executing a proxy bearing a later date; (ii) executing a notice of revocation in a written instrument filed with the secretary of the Company; or (iii) appearing at the meeting and notifying the secretary of the intention to vote in person. Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted as set forth in this proxy statement. In addition, the proxy confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote is necessary to constitute a quorum at the annual meeting. If a quorum is not present or represented at the annual meeting, the shareholders present and entitled to vote have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. Abstentions from the vote on a particular proposal and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will not be counted as votes on the proposal in question.

The Company will bear the entire cost of preparing this proxy statement and of soliciting proxies. Proxies may be solicited by employees of the Company, either personally, by special letter, or by telephone. Employees will not receive additional compensation for the solicitation of proxies. The Company also will request brokers and others to send solicitation material to beneficial owners of stock and will reimburse their costs for this purpose.

Only shareholders of record as of the close of business on March 23, 2012 (the “Record Date”) will be entitled to vote at the annual meeting or any adjournment thereof. The number of outstanding shares of the Company’s common stock entitled to vote at the annual meeting is 16,935,043. Shareholders are entitled to one vote for each share of the Company’s common stock.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The Exchange Act requires that any person who acquires the beneficial ownership of more than five percent of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company.  Following is certain information, as of the Record Date, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Blackrock Inc. 40 East 52nd Street New York, NY 10022	969,288 shares of common stock	5.72%

PROPOSAL 1 - ELECTION OF DIRECTORS

Section 3.02 of the Company’s bylaws provides that the number of directors on the Board of Directors of the Company will be not less than three nor more than 18, as may be fixed by resolution duly adopted by the Board of Directors at or prior to the annual meeting at which such directors are to be elected. In accordance with the bylaws, the size of the board was previously fixed by the Board of Directors at 18 members until May 10, 2012. Effective with the Annual Meeting of Shareholders on May 10, 2012, the size of the board has been fixed at 17 members.

In the absence of any specifications to the contrary, proxies will be voted for the election of all 17 of the nominees listed in the table below by casting an equal number of votes for each such nominee. If, at or before the time of the meeting, any of the nominees listed below becomes unavailable for any reason, the proxyholders have the discretion to vote for a substitute nominee or nominees. The board currently knows of no reason why any nominee listed below is likely to become unavailable. The 17 nominees receiving a plurality of votes cast shall be elected. This means that the 17 nominees with the most votes will be elected. Only votes “FOR” a nominee will affect the outcome.

The Company’s Articles of Incorporation provide that, if cumulative voting applies, each shareholder is “entitled to multiply the number of votes he is entitled to cast by the number of directors for whom he is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.” Cumulative voting procedures will not be followed at the annual meeting unless a shareholder calls for cumulative voting as provided in the Company’s Articles of Incorporation, by announcing at the meeting before the voting for directors starts, his or her intention to vote cumulatively. If cumulative voting is properly invoked by a shareholder, the chair shall declare that all shares entitled to vote have the right to vote cumulatively and shall thereupon grant a recess of not less than two days, nor more than seven days, as the chair shall determine, or of such other period of time as is unanimously agreed upon. If cumulative voting applies, the proxyholders may, in their discretion, vote the shares to which such proxies relate on a basis other than equally for each of the nominees named below and for less than all such nominees, but the proxyholders will cast such votes in a manner that would tend to elect the greatest number of such nominees (or any substitutes therefor in the case of unavailability) as the number of votes cast by them would permit.

NOMINATIONS FOR DIRECTOR

Nominees for election to the Board of Directors are selected by the incumbent board prior to each annual meeting, and the nominees listed below were selected in that manner. Nominations from shareholders must be made in accordance with the Company’s bylaws, which generally require such nominations to be made in writing and not less than 60 nor more than 90 days prior to the meeting at which directors are to be elected and to include certain information about the proposed nominee, in addition to other requirements.

A copy of the bylaw provision setting forth the complete procedure for shareholder nominations of directors may be obtained upon written request to First Bancorp, Post Office Box 508, 341 North Main Street, Troy, North Carolina 27371-0508, Attention: Anna G. Hollers, Secretary.

The Company’s bylaws state that no individual may be elected to, or may serve on, the Board of Directors any time after his or her 75th birthday, except that if a director is elected to the Board of Directors prior to his or her 75th birthday and reaches the age of 75 while serving as a director, such director’s term shall continue until the next annual meeting of shareholders, at which time the director shall retire. The bylaws allow the Board of Directors to make exceptions to this limitation in connection with mergers or acquisitions. The bylaws also state that the foregoing provisions do not apply to any individual during the time such individual is serving as chief executive officer of the Company.

See also “Director Nomination Process” included in the section entitled “Corporate Governance Policies and Practices” below.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth certain information as of December 31, 2011, with respect to the Company's current directors, the 17 nominees for election to the Board of Directors and the executive officers of the Company (all of these persons may be contacted at Post Office Box 508, 341 North Main Street, Troy, North Carolina 27371). The 17 nominees are all current directors. Each of the nominees has served on the Board of Directors since the 2011 Annual Meeting. Goldie Wallace, who is currently serving as a director, is not standing for re-election. The Board has not named a nominee to succeed this director, and pursuant to the Company’s bylaws, the Board of Directors has adopted a resolution reducing the size of the Board to 17 effective upon the date of the 2012 Annual Meeting. Accordingly, only 17 directors may be elected at the Annual Meeting.

Each of the 17 nominees has indicated a willingness to serve if elected. The Board of Directors recommends a vote “FOR” the election of these nominees.

TABLE OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

		Common Stock Beneficially Owned (1)
Name (Age)**	Current Director (D), Nominee (N), or Position with Company	Number of Shares Owned (excluding options)		Number of Shares That May Be Acquired within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Class
Directors and Nominees
Jerry L. Ocheltree (52)	President & CEO (D) (N)	32,430	(2)	19,602	52,032	*
Daniel T. Blue, Jr. (63)	(D) (N)	2,689		−	2,689	*
Jack D. Briggs (72)	(D) (N)	124,417	(3)	18,000	142,417	*
R. Walton Brown (59)	Exec. Vice President (D) (N)	21,672		18,460	40,132	*
David L. Burns (73)	(D) (N)	37,453		15,750	53,203	*
John F. Burns (64)	Exec. Vice President (D) (N)	78,792	(4)	4,043	82,835	*
Mary Clara Capel (53)	(D) (N)	5,673		11,250	16,923	*
James C. Crawford, III (55)	(D) (N)	60,027	(5)	4,500	64,527	*
R. Winston Dozier (55)	(D) (N)	16,596		−	16,596	*
James G. Hudson, Jr. (72)	(D) (N)	88,175	(6)	4,500	92,675	*
Richard H. Moore (51)	(D) (N)	2,618		−	2,618	*
George R. Perkins, Jr. (72)	(D) (N)	492,043		18,000	510,043	3.01%
Thomas F. Phillips (66)	(D) (N)	73,855	(7)	18,000	91,855	*
Frederick L. Taylor, II (42)	(D) (N)	16,145		11,250	27,395	*
Virginia C. Thomasson (60)	(D) (N)	15,518		18,000	33,518	*
Goldie H. Wallace (65)	(D)	99,766		18,000	117,766	*
Dennis A. Wicker (59)	(D) (N)	8,465		18,000	26,465	*
John C. Willis (69)	(D) (N)	319,472	(8)	18,000	337,472	1.99%

Non-Director Executive Officers
Anna G. Hollers (61)	Executive Vice President, Chief Operating Officer & Secretary	122,749	(9)	16,775	139,524	*

Teresa C. Nixon (54)	Executive Vice President & Chief Lending Officer of First Bank***	45,159	(10)	16,198	61,357	*

David G. Grigg (61)	Executive Vice President & Chief Information Officer of First Bank	58,694	(11)	6,453	65,147	*

Eric P. Credle (43)	Executive Vice President & Chief Financial Officer	20,850	(12)	9,270	30,120	*

Timothy S. Maples (51)	Executive Vice President & Assistant Secretary; Chief Investment Officer of First Bank	31,443	(13)	2,559	34,002	*

Lee C. McLaurin (50)	Executive Vice President & Controller	14,802	(14)	5,559	20,361	*

Directors/Nominees and Non-Director Executive Officers as a Group (24 persons)		1,789,503	(15)	272,169	2,061,672	12.17%

*	Indicates beneficial ownership of less than 1%.
**	Age information is as of April 4, 2012.
***	Ms. Nixon’s employment with the Company ended on March 30, 2012.

Notes to Table of Directors, Nominees and Executive Officers:

(1)	Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual. The “Number of Shares Owned” in the table above includes executive officers’ reported shares in the 401(k) defined contribution plan, which are voted by the plan trustee and not by the shareholder for whom such shares are listed.

(2)	Mr. Ocheltree’s shares include 9,275 shares held in the Company’s 401(k) defined contribution plan.

(3)	Mr. Brigg’s shares include 1,613 shares held as custodian for his daughter, 1,263 shares held as custodian for his grandchildren, and 39,886 shares held by his spouse.

(4)	Mr. J. Burns’ shares include 8,198 shares held in the Company’s 401(k) defined contribution plan.

(5)	Mr. Crawford’s shares include 6,325 shares held by his spouse and 6,600 shares held jointly with his children.

(6)	Mr. Hudson’s shares include 2,932 shares held by his spouse.

(7)	Mr. Phillips’ shares include 1,965 shares held by his spouse and 186 shares that his spouse owns jointly with two of their children.

(8)	Mr. Willis’ shares include 179,737 shares held by his spouse.

(9)	Ms. Hollers’ shares include 25,216 shares held in the Company’s 401(k) defined contribution plan and 23,075 shares held by her spouse.

(10)	Ms. Nixon’s shares include 18,928 shares held in the Company’s 401(k) defined contribution plan, 1,414 shares held by Ms. Nixon’s business interests, and 37 shares held in trust for a minor.

(11)	Mr. Grigg’s shares include 16,882 shares held in the Company’s 401(k) defined contribution plan.

(12)	Mr. Credle’s shares include 7,451 shares held in the Company’s 401(k) defined contribution plan.

(13)	Mr. Maples’ shares include 6,316 shares held in the Company’s 401(k) defined contribution plan.

(14)	Mr. McLaurin’s shares include 8,222 shares held in the Company’s 401(k) defined contribution plan.

(15)	The number of shares held by directors, nominees, and non-director executive officers includes 194,859 shares of the Company’s stock that have been pledged as collateral by these persons for loans received from the Company and other financial institutions, as follows: Mr. Brown – 20,894 shares; Mr. Hudson – 7,939 shares; Mr. Phillips – 32,976 shares; Ms. Wallace – 97,036 shares; Ms. Hollers – 5,331 shares; Ms. Nixon – 18,275 shares; and Mr. Credle – 12,408 shares.

Director Nominees

Daniel T. Blue, Jr., 63, is the managing partner of the law firm Blue Stephens and Fellers LLP, located in Raleigh, North Carolina, where he has been an attorney since 1976. In 1980, Mr. Blue was elected to the North Carolina House of Representatives and was re-elected twelve times. From 1991 – 1995, Mr. Blue was twice elected Speaker of the North Carolina House of Representatives. Mr. Blue currently serves in the North Carolina Senate, representing Wake County. Mr. Blue is the immediate past Chair of the Board of Trustees of Duke University. He is also a member of the Duke University Health System and a former director of Duke University Management Company. Mr. Blue has been a director of the Company and First Bank since 2010.

Mr. Blue has an extensive background in law and public service, and has skills related to executive decision making, as well as oversight, governance and management of large organizations.

Jack D. Briggs, 72, is a funeral director and is president and owner of J. Briggs, Inc., Davidson Funeral Home, Inc., Carter Funeral Home, Inc., and Mountain View of Denton, Inc., and secretary of Piedmont Funeral Home. Mr. Briggs has been in the funeral director business since 1970. Mr. Briggs has been a director of the Company since its formation in 1983 and a director of First Bank since 1976.

Mr. Briggs brings entrepreneurial and business-building skills and experience to the Company, having successfully founded and acquired several businesses. Additionally, as owner and operator of a company, Mr. Briggs has over 42 years of experience overseeing the preparation of financial statements and the review of accounting matters.

R. Walton Brown, 59, was the chairman of the Board of Directors, President, and Chief Executive Officer of Carolina Community Bancshares, Inc., a bank holding company headquartered in Latta, South Carolina, from its inception in 1995 until its acquisition by the Company in January 2003. He served as the president of Carolina Community Bank, the bank subsidiary of Carolina Community Bancshares, and its predecessors from 1979 until January 2003, and now serves as Executive Vice President of the Company and First Bank. Mr. Brown has been a director of the Company and First Bank since 2003.

Mr. Brown has extensive financial industry experience and brings both financial services and corporate governance perspectives as a result of his work history.

David L. Burns, 73, served as President of Z.V. Pate, a Laurel Hill-based holding company for agricultural, timber, restaurant and retail sales interests, with over 1,000 employees, from 1983 until his retirement at the end of 2009. He currently serves as Chair of the Board of Directors of Z.V. Pate. Mr. Burns has been a director of the Company since 1988 and a director of First Bank since 1992.

During his long tenure as a board member, Mr. Burns has developed knowledge of the Company’s business, history, organization, and executive management that has enhanced his ability as a director. Mr. Burns also brings executive decision making skills and business acumen resulting from his work history with Z.V. Pate. He has also demonstrated his leadership skills with his involvement in numerous professional and civic organizations.

John F. Burns, 64, served as a director and President and Chief Executive Officer of First Savings Bancorp, Inc. when First Savings merged with the Company in 2000, having been employed by First Savings since 1972. Since 2000, he has served as a director of the Company and First Bank and has been employed as an Executive Vice President of the Company and First Bank.

Mr. Burns has over 39 years of banking experience and brings both financial services and corporate governance perspectives as a result of his work history.

Mary Clara Capel, 53, is a member of senior management as the director of administration at Capel, Incorporated, a rug manufacturer, importer and exporter located in Troy, North Carolina, where she has been employed since 1981, including ten years in her current position. She is also the owner of a retail business in Chapel Hill, North Carolina. Ms. Capel has been a director of the Company and First Bank since 2005.

Ms. Capel brings business executive decision making and oversight skills as a result of her 30 years of experience with a third-generation family business, which has grown from its rug manufacturing operation in Troy, North Carolina to importing and exporting rugs worldwide.

James C. Crawford, III, 55, served on the Board of Directors, including as its Chairman, of Great Pee Dee Bancorp, Inc., a bank holding company headquartered in Cheraw, South Carolina, from 1992 until its acquisition by the Company in April 2008. Mr. Crawford is the retired Chairman and Chief Executive Officer of B.C. Moore and Sons, Inc., a department store chain. Mr. Crawford has been a director of the Company and First Bank since 2008.

Mr. Crawford brings extensive experience with accounting and finance, as well as oversight and management of multiple businesses.

R. Winston Dozier, 55, is the former owner and operator of Quik Chek, Inc., a convenience store with 34 locations, headquartered in Troy, North Carolina. Mr. Dozier owned and operated Quik Chek from 1980 until its sale in 2006. Mr. Dozier has been a director of the Company and First Bank since 2010.

Mr. Dozier brings entrepreneurial and business-building skills and experience to the Company, having successfully managed his own company for 26 years. Additionally, as owner and operator of a company, Mr. Dozier brings many years of experience overseeing the preparation of financial statements and the review of accounting matters.

James G. Hudson, Jr., 72, served as a director and President and Chief Executive Officer of Century Bancorp, Inc., a bank holding company headquartered in Thomasville, North Carolina, at the time of its acquisition by the Company in 2001, having been employed with Century Bancorp since 1972. Mr. Hudson has served as a director of the Company and First Bank since 2001. He was employed as an Executive Vice President of First Bank from 2001 until his retirement in May 2008.

Mr. Hudson has over 39 years of banking experience and brings both financial services and corporate governance perspectives as a result of his work history.

Richard H. Moore, 51, serves as a managing director of San Diego-based Relational Investors LLC, a Registered Investment Advisor that advises the investment decisions of some of the largest pension funds in the world. He has served in this role since April 2009. Prior to joining Relational Investors, Mr. Moore served two terms as State Treasurer of North Carolina. Mr. Moore also previously served as Chair of the North Carolina State Banking Commission for eight years. Mr. Moore served two terms on the Board of Executives of the New York Stock Exchange and continues to serve on the New York Stock Exchange Regulation board. Mr. Moore was previously an Assistant U.S. Attorney and also practiced corporate, real estate and tax law for many years. Mr. Moore is currently a trustee of Wake Forest University and serves on its Investment Committee. Mr. Moore is also a director of the Durham-based North Carolina Mutual Life Insurance Company. Mr. Moore has been a director of the Company and First Bank since 2010.

Mr. Moore’s career has provided him with extensive financial and accounting experience and gives him keen insight with respect to budget and audit matters, as well as the oversight, governance and management of larger organizations.

Jerry L. Ocheltree, 52, was named as the President and Chief Executive Officer of the Company as of January 1, 2007. He was named as the President of First Bank in September 2005, a position he still holds. Mr. Ocheltree joined First Bank in 1998, serving as a Senior Vice President – Regional Executive until his election as President. Mr. Ocheltree has been a director of the Company since 2006 and First Bank since 2005.

Mr. Ocheltree brings deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities. He also has extensive banking experience.

George R. Perkins, Jr., 72, is the retired Chief Executive Officer of Frontier Spinning Mills, Inc., a yarn manufacturer located in Sanford, North Carolina. Mr. Perkins served in this role from 1996 until his retirement in 2009. Mr. Perkins has been a director of the Company and First Bank since 1996.

Mr. Perkins brings executive decision making skills and business acumen to the Company as a result of his professional experience in the textile industry.

Thomas F. Phillips, 66, is an automobile dealer and owner of Phillips Ford, located in Carthage, North Carolina. He served as a director of First Savings Bancorp, Inc. from 1985 until its merger with the Company in 2000. Mr. Phillips has served as a director of the Company and First Bank since 2000. Mr. Phillips currently serves as the Chair of the Board of Directors of the Company.

Mr. Phillips brings over 27 years of financial experience gained during his director terms with First Savings Bancorp and the Company. Mr. Phillips has extensive skills in accounting, finance and risk management.

Frederick L. Taylor, II, 42, is President of Troy Lumber Company, located in Troy, North Carolina, where he has been employed since 1992. Mr. Taylor has been a director of the Company and First Bank since 2005.

Mr. Taylor brings business-building skills and experience to the Company. Additionally, Mr. Taylor has experience in overseeing the preparation of financial statements and review of accounting matters.

Virginia Thomasson, 60, is a Certified Public Accountant with the firm Holden, Thomasson, & Longfellow, P.C., located in Southern Pines, North Carolina, where she has been a partner since 1988. She served as a director of First Savings Bancorp, Inc. from 1997 until its merger with the Company in 2000. Ms. Thomasson has served as a director of the Company and First Bank since 2000. Ms. Thomasson has been designated as an “audit committee financial expert” in accordance with SEC regulations.

Ms. Thomasson brings to the Company experience and skills in public accounting and over 14 years of financial industry experience.

Dennis A. Wicker, 59, is a partner in the law firm Nelson Mullins Riley and Scarborough, LLP, located in Raleigh, North Carolina, a position he has held since 2009. From 2008 to 2009, Mr. Wicker was a shareholder and a member of the Executive Committee of the law firm of SZD Wicker, LPA, and from 2001 to 2008 he was a partner in the law firm of Helms, Mullis & Wicker, LLP. Mr. Wicker served as Lieutenant Governor of North Carolina from 1993 to 2001. Mr. Wicker has been a director of the Company and First Bank since 2001. For each of the past five years, Mr. Wicker has also been a director of the following public companies: Coca Cola Bottling Company Consolidated and Air T, Inc.

Mr. Wicker has an extensive background in law and public service and brings to the Company executive decision making, governance and risk assessment skills.

John C. Willis, 69, is a private investor in restaurant and real estate interests. Mr. Willis has been a director of the Company since its formation in 1983 and a director of First Bank since 1980.

During his long tenure as a board member, Mr. Willis has developed knowledge of the Company’s business, history, organization, and executive management that has enhanced his ability as a director.

Executive Officers

In addition to Mr. Brown, Mr. J. Burns, and Mr. Ocheltree, the executive officers of the Company and First Bank are as follows:

Anna G. Hollers, 61, is Chief Operating Officer, Executive Vice President, and Secretary of the Company and First Bank. Ms. Hollers has served as Secretary of the Company and First Bank since 1983, as Executive Vice President of the Company and First Bank since 1994, and was named Chief Operating Officer in 2005. She has been employed by the Company since its formation in 1983 and by First Bank since 1972.

Teresa C. Nixon, 54, was Executive Vice President and the Chief Lending Officer of First Bank until March 30, 2012. She served as Chief Lending Officer since joining First Bank in 1989 and as Executive Vice President of First Bank since 1994.

David G. Grigg, 61, is an Executive Vice President and is the Chief Information Officer of First Bank. He has served as Chief Information Officer and Executive Vice President since 2010, and has served in similar capacities with the Company since 1972.

Eric P. Credle, 43, is an Executive Vice President and has served as the Chief Financial Officer of the Company and First Bank since joining the Company in 1997.

Timothy S. Maples, 51, is an Executive Vice President and Assistant Secretary of the Company and First Bank and Investment Officer of First Bank. He served as Senior Vice President of the Company and First Bank from 2000 to 2010 and has served as Investment Officer of First Bank since joining the Company in 2000. He has served as Assistant Secretary of the Company and First Bank since 2005.

Lee C. McLaurin, 49, is an Executive Vice President and has served as the Controller of the Company and First Bank since joining the Company in 1987. He served as Senior Vice President of the Company and First Bank from 1987 to 2010.

BOARD COMMITTEES AND ATTENDANCE

The Board of Directors has established five standing committees: the Executive Committee, the Strategic Planning Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In addition, the Board of Directors may establish other committees from time to time for specific purposes. The following table presents the 2012 membership of the committees that are described below. The chair of each committee is noted with a “(c)”. Following the table is additional information regarding each committee.

	Executive and Loan Committee	Strategic Planning Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Daniel T. Blue, Jr.	X		X
Jack D. Briggs	X		X	X	X
R. Walton Brown
David L. Burns	X	X	X	X	X
John F. Burns
Mary Clara Capel	X	X	X	X	X
James C. Crawford, III	X		X	X	X
R. Winston Dozier, Jr.	X		X
James G. Hudson, Jr.	X
Richard H. Moore	X		X
Jerry L. Ocheltree	X	X
George R. Perkins, Jr.	X	X		X
Thomas F. Phillips	X (c)	X	X	X (c)	X (c)
Frederick L. Taylor, II	X		X	X	X
Virginia C. Thomasson	X		X (c)	X	X
Goldie H. Wallace	X
Dennis A. Wicker	X	X
John C. Willis	X	X	X	X	X

Executive and Loan Committee

The Executive and Loan Committee is authorized, between meetings of the Board of Directors, to perform all duties and exercise all authority of the Board of Directors, except those duties and authorities exclusively reserved to the Board of Directors by the Company’s bylaws or by statute. The Executive and Loan Committee also serves as Loan Committee for First Bank. The Executive and Loan Committee held 11 meetings during 2011.

Strategic Planning Committee

In late 2011, the Board of Directors established the Strategic Planning Committee. The purpose of this committee is to confer with and advise management and the Board of Directors about strategic matters, budget matters, material transactions and strategic investments. The Strategic Planning Committee met once in 2011.

Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditors, and must approve in advance all audit fees and the terms of all non-audit services provided by the independent auditors. The Audit Committee also reviews and presents to the Board of Directors information regarding the effectiveness of the Company’s policies and procedures with respect to auditing, accounting, and internal controls. The Audit Committee also reviews the Company’s financial reporting process on behalf of the Board of Directors. All of the current members of the Audit Committee are independent, as defined by the Nasdaq Stock Market (“NASDAQ”) and the Securities Exchange Act, as well as the Company’s Corporate Governance Guidelines. The Audit Committee held 11 meetings during 2011.

The Board of Directors has determined that Ms. Thomasson is an “audit committee financial expert” within the meaning of SEC rules and regulations. The Audit Committee reviews and ratifies its charter on an annual basis. The Audit Committee charter is available on the Company’s website at www.firstbancorp.com under the tab “Investor Relations – Governance Documents.”

Compensation Committee

Generally, the Compensation Committee is responsible for reviewing the compensation policies and benefit plans of the Company and for making recommendations regarding the compensation of its executive officers. The Compensation Committee also administers the Company’s equity compensation plans. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees. Each of the current members of this committee are independent under the rules and regulations of NASDAQ. The Compensation Committee held seven meetings during 2011. The Compensation Committee operates under a charter that has been approved by the Board of Directors. The Compensation Committee reviews and ratifies its charter on an annual basis, and the charter is available on the Company’s website at www.firstbancorp.com under the tab “Investor Relations – Governance Documents.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for i) identifying qualified individuals to become Board members, ii) determining the composition of the Board and its committees, and iii) developing and implementing the Company’s corporate governance guidelines. The Nominating and Corporate Governance Committee will consider shareholder nominees for Board membership. Any shareholder wishing to nominate a candidate for director must follow the procedures described in the section “Nominations For Director” above. The section below entitled “Corporate Governance Policies and Practices - Director Nomination Process” describes the process utilized by the Nominating and Corporate Governance Committee for identifying and evaluating candidates to be nominated as directors. The Nominating and Corporate Governance Committee reviews and ratifies its charter on an annual basis, and the charter is available on the Company’s website at www.firstbancorp.com under the tab “Investor Relations – Governance Documents.” Each of the current members of this committee are independent as defined by NASDAQ rules and the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee held two meetings during 2011.

Attendance

The Board of Directors held 14 meetings during 2011. In 2011, except for Ms. Wallace, all of the directors and nominees for re-election attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees described above on which they served during the period they were directors and members of such committees. Ms. Wallace attended 10 of 14 Board of Director meetings and 6 of 11 Executive and Loan Committee Meetings held in 2011. Ms. Wallace had health issues during 2011 that prevented her consistent attendance.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

The Company has developed, and operates under, corporate governance principles and practices that are designed to maximize long-term shareholder value, align the interests of the board and management with those of the Company’s shareholders, and promote the highest ethical conduct among the Company’s directors and employees. Highlights of the Company’s corporate governance policies, practices and procedures are described below.

Director Independence

The Board of Directors believes that a substantial majority of the board should consist of directors who are independent under rules set forth by NASDAQ and as defined in our Corporate Governance Guidelines. The Board of Directors makes an annual determination regarding the independence of each of the Company’s directors. The Board last made these determinations for each member of the board in March 2012, based on the review of director questionnaires designed to elicit information regarding independence. The Board has determined that 14 of its 18 current directors are independent as contemplated by NASDAQ. The four individuals who are not independent are Mr. Brown, Mr. J. Burns, Mr. Ocheltree, and Mr. Wicker. Mr. Brown, Mr. J. Burns and Mr. Ocheltree are not independent because they are current employees of the Company. Mr. Wicker is not considered independent due to payments made by the Company to a family member – see “Certain Transactions” below.

Annual Director Re-Election

Since the Company’s inception, its bylaws have required that directors must stand for re-election to the Board of Directors at each annual shareholders’ meeting. The Board of Directors believes that this policy makes it easier for shareholders to hold directors more directly accountable for corporate performance compared to the staggered-board structure in use at many public companies, which permits directors to hold their positions for several years.

Separation of the Offices of Chairman and Chief Executive Officer

The Board of Directors believes that one of its main purposes is to protect shareholders’ interests by providing independent oversight of management, including the Chief Executive Officer. Although not required by the Company’s bylaws, the Board of Directors has historically believed, and continues to believe, that this objective is facilitated by having an independent director serve as Chairman, thereby separating the offices of Chairman of the Board of Directors and Chief Executive Officer. The Chairman of the Board is responsible for approving meeting schedules and agendas, as well as acting as a liaison between the Chief Executive Officer and the independent directors.

The Board’s Role in Risk Oversight

The Board of Directors believes that each member in his or her fiduciary capacity has a responsibility to monitor and manage risks faced by the Company. At a minimum, this requires the members of our Board of Directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board of Directors and the Audit Committee through its review of the Company’s compliance with regulations set forth by its regulatory authorities, including the FDIC, and recommendations contained in regulatory examinations.

Because we believe risk oversight is a responsibility for each member of the Board of Directors, we do not concentrate the Board’s responsibility for risk oversight in a single committee. Instead, each of our committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the Board of Directors on its findings. For example, the Audit Committee regularly monitors the Company’s exposure to fraud and internal control risk. Our Compensation Committee’s role in monitoring the risks related to our compensation structure is discussed in further detail below.

Executive Sessions

The Board of Directors has adopted a resolution requiring that the independent directors of the Company meet at least twice a year in executive session with no non-independent directors or employees of the Company present. At these meetings, the independent directors discuss strategic or other key issues regarding the Company. Two of these executive sessions were held in 2011.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the individuals for nomination as members of the Board. The goal of the Nominating and Corporate Governance Committee is to create a Board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis. In evaluating current members and new candidates, the Nominating and Corporate Governance Committee considers the needs of the Board and the Company in light of the current mix of director skills and attributes. In addition to requiring that each director possess the highest integrity and character, the Nominating and Corporate Governance Committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s familiarity with the Company’s geographic market area, independence as defined by the various regulatory authorities, business experience, accounting and financial expertise, diversity, and awareness of the Company’s responsibilities to its customers, employees, regulatory bodies, and the communities in which it operates. The Nominating and Corporate Governance Committee also takes into consideration the Board’s established policies relating to the Board’s retirement policy and the ability of directors to devote adequate time to Board and committee matters. When the Nominating and Corporate Governance Committee is considering current Board members for nomination for re-election, the Committee also considers prior Board contributions and performance, as well as meeting attendance records.

The Nominating and Corporate Governance Committee does not have any formal guidelines regarding how it should consider diversity in identifying nominees for director. However, the Committee values the diversity on our current board and is generally cognizant of the benefits of a diverse board.

The Nominating and Corporate Governance Committee may seek the input of the other members of the Board and management in identifying and attracting director candidates that are consistent with the criteria outlined above. In addition, the Committee may use the services of consultants or a search firm, although it has not done so in the past. The Nominating and Corporate Governance Committee also will consider recommendations by Company shareholders of qualified director candidates for possible nomination to the Board. Shareholders may recommend qualified director candidates by writing to the Company’s Corporate Secretary at 341 North Main Street, Troy, North Carolina 27371. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Nominating and Corporate Governance Committee may conduct interviews with the candidate and request additional information from the candidate. The Committee uses the same process for evaluating all nominees, including those recommended by shareholders.

In addition, the Company’s bylaws contain specific conditions under which persons may be nominated directly by shareholders as directors at an annual meeting of shareholders. The provisions include the condition that shareholders comply with the advance notice time-frame requirements described under the section entitled “Nominations for Director” above.

Stock Ownership Requirements

The Company’s Board of Directors has adopted a common stock ownership policy for members of the Board. This policy requires that any candidate for the Board must either own, or commit to acquire, common stock of the Company with a monetary value of at least $50,000. Prior to 2011, there was no time deadline for acquiring the required amount of stock. This policy was amended in 2011 to state that newly elected directors have one year from the date of their election to acquire the necessary stock, with directors who had not met this requirement at that time having until February 28, 2012 to do so. Once the $50,000 ownership requirement is met, the Board member is deemed to have satisfied this requirement even if subsequent decreases in the Company’s stock price cause the value of the member’s holdings to fall below $50,000. All directors are currently in compliance with this policy. The Board believes that this stock ownership policy substantially enhances shareholder value by materially aligning the Board’s interests with those of the shareholders.

Mandatory Retirement

The Company’s bylaws state that no individual may be elected to, or may serve on, the Board of Directors any time after his or her 75th birthday, except that if a director is elected to the Board prior to his or her 75th birthday and reaches the age of 75 while serving as a director, such director’s term shall continue until the next annual meeting of shareholders, at which time the director shall retire. The bylaws allow for the Board to make exceptions to this limitation in connection with mergers or acquisitions. The bylaws also state that the foregoing provisions do not apply to any individual during the time such individual is serving as chief executive officer of the Company.

Communications with Directors

The Board of Directors believes that it is important that a direct and open line of communication exist between the Board and the shareholders and other interested parties. Any shareholder or other interested party who desires to contact one or more of the Company’s directors may send a letter to the following address:

First Bancorp Board of Directors

PO Box 417

Troy, North Carolina 27371

In addition, any shareholder or other interested party who has any concerns or complaints relating to accounting, internal controls or auditing matters may contact the Audit Committee by writing to the following address:

First Bancorp Audit Committee

PO Box 417

Troy, North Carolina 27371

All such communications will be forwarded to the appropriate party as soon as practicable without being screened.

Annual Meeting Policy

Directors are expected to attend the Company’s annual meeting of shareholders. Except for Mr. Blue, Mr. Moore, and Ms. Wallace, all members of the 2011 Board attended the Company’s 2011 annual meeting of shareholders.

Cumulative Voting

The Company’s bylaws provide for the availability of “cumulative voting” in the election of directors. Under cumulative voting, each shareholder calculates the number of votes available to such shareholder by multiplying the number of votes to which his or her shares are normally entitled by the number of directors for whom the shareholder is entitled to vote. The shareholder can then cast the sum for a single candidate or can distribute it in any manner among any number of candidates. For example, if 17 directors are to be elected, a shareholder who owns 1,000 shares will have 17,000 votes. This shareholder can cast all of these votes for one candidate, or 1,000 for 17 candidates, or 2,833 for each of six candidates, or any other mathematically possible combination.

The purpose of cumulative voting is to preserve the right of minority shareholders, or a group of shareholders acting together, to obtain representation on the Board of Directors that is roughly proportional to their ownership interest in the corporation. The Company’s Board of Directors believes that the minority representation guaranteed by cumulative voting is an appropriate feature of corporate democracy and is not likely to cause harmful factionalism on the board.

Cumulative voting procedures will not be followed at the annual meeting unless a shareholder calls for cumulative voting as provided in the Company’s Articles of Incorporation, by announcing at the meeting before the voting for directors starts, his or her intention to vote cumulatively. See the third paragraph under “Proposal 1- Election of Directors” above for additional information regarding cumulative voting.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to the Company’s directors and employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Code includes guidelines relating to ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code of Ethics. The Code of Ethics is available on the Company’s website at www.FirstBancorp.com under the tab “Investor Relations- Governance Documents.” Any amendments or waivers to the Code of Ethics will be disclosed in the same location on the Company’s website.

The nominees who receive the highest number of votes cast, up to the number of directors to be elected, shall be elected as directors. The Board of Directors recommends that shareholders vote “FOR” the proposal to elect the 17 nominees as directors. Unless indicated to the contrary, proxies will be voted “FOR” the 17 nominees listed above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss our compensation program as it pertains to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers in 2011. We refer to these five persons throughout as the “named executive officers” (NEOs). Our discussion focuses on compensation and practices relating to 2011, our most recently completed fiscal year.

Implications of Participation in the Troubled Asset Relief Program Capital Purchase Program on Executive Compensation Arrangements

In October 2008, the Emergency Economic Stabilization Act (EESA) was enacted, which gave the United States Treasury Department (Treasury) the authority to develop programs to stabilize U.S. financial institutions.  The EESA was amended in February 2009 by the American Recovery and Reinvestment Act of 2009 (ARRA or the Stimulus Act). Pursuant to EESA and ARRA, the Treasury developed the Troubled Asset Relief Program (TARP), which includes the Capital Purchase Program (CPP).  We entered into a Securities Purchase Agreement on January 9, 2009 with the Treasury under the CPP, which required that we comply with special rules applicable to our executive compensation during the period that the Treasury held equity or debt securities of our Company. On September 1, 2011, we redeemed all of the securities that had been issued to the Treasury that subjected us to the special rules related to executive compensation. Because we were subject to these rules from January 1, 2011 through September 1, 2011, they impacted our compensation practices for the majority of the year.

The special rules related to executive compensation, which were applicable for us from January 1, 2011 through September 1, 2011, required, among other things, that we:

•	prohibit the payment of bonuses to our five most highly compensated employees other than bonuses in the form of restricted stock or pursuant to contractual commitments in place on February 11, 2009;
•	subject to a “clawback” any bonus or incentive compensation paid to an NEO or any of our next 20 most highly compensated employees that is based on financial statements or other criteria that prove to be materially inaccurate;
•	prohibit payments to executive officers upon termination of employment; and
•	prohibit incentive compensation pursuant to arrangements that are determined by our Compensation Committee to encourage our senior executives to take unnecessary and excessive risks that threaten the value of our company.

 Participation in the CPP also required that the Compensation Committee, in conjunction with the Company’s senior risk officers, take certain steps in an effort to ensure compliance with the prohibition of incentive compensation arrangements that involve unnecessary and excessive risk taking. As such, the Compensation Committee and our senior officers responsible for risk management met periodically to discuss and review the relationship between our risk management policies and practices and the incentive compensation arrangements for our senior executive officers. Within this framework, a variety of topics were discussed, including:

•	the parameters of acceptable and excessive risk taking in light of a number of considerations, including the understanding that some risk taking is an inherent part of the operations of a financial institution;
•	the other controls that we have established (other than reviews of our compensation practices) that limit undesirable risk taking; and
•	our general business goals and concerns, ranging from growth and profitability to the need to attract, retain and incentivize top tier talent.

As a result of this review and discussion, the Compensation Committee determined that the design and goals of the existing incentive compensation arrangements for our senior executive officers do not create an incentive for our senior executive officers to take unnecessary and excessive risks that threaten the value of our financial institution.

Structure and Role of the Compensation Committee

The Compensation Committee of our Board of Directors consists entirely of independent directors. It operates under a written charter that the board has adopted.

The Compensation Committee is primarily responsible for the following:

•	reviewing the Company’s overall compensation practices as they relate to the Company’s risks;
•	reviewing the performance of our chief executive officer, or CEO;
•	recommending the compensation of our CEO to the board;
•	reviewing and approving the CEO’s recommendations about the compensation of our other executive officers;
•	recommending to the board the performance targets for our annual incentive bonus plan;
•	periodically reviewing our equity-based and other incentive plans and recommending any revisions to the board of directors;
•	recommending to the board any discretionary 401(k) contributions;
•	recommending director compensation to the board;
•	approving any equity compensation grants;
•	approving employment or other agreements with the Company’s executive officers; and
•	reviewing the Company’s compliance with legal and regulatory requirements related to compensation arrangements or practices.

The Committee does not give the CEO any explicit parameters in recommending base salary adjustments for the other executive officers. Instead, the committee expects the CEO to use reasonable judgment, based on his years of experience in the banking industry, his review of peer data, his subjective observations of the current business environment and the officers’ performance.

Compensation Philosophy and Objectives

The objectives of our executive compensation programs are:

•	fairly compensating executives for their efforts;
•	attracting and retaining quality executive leadership;
•	rewarding the achievement of annual corporate performance targets; and
•	aligning officers’ long-term interests with those of our shareholders.

The committee’s general philosophy is that we should compensate our executive officers at approximately the same average level as corresponding officers at similarly situated peer financial service companies.

Because the committee bases its compensation decisions on the objectives and philosophy described above, it does not take into account an individual’s net worth or the wealth the individual has accumulated from prior compensation.

Competitive Positioning

Periodically, the committee engages outside compensation consultants to evaluate whether our compensation practices are consistent with meeting our objectives. In these engagements, the outside consultant typically compares our compensation practices and compensation levels to those of a peer group of similarly situated financial service companies. The consultant then provides the committee with analysis and recommendations.

In 2010, the Compensation Committee engaged Grant Thornton, a nationally recognized compensation expert, to provide analysis and recommendations regarding 2011 compensation for our NEOs. In December 2010 and February 2011, Grant Thornton presented the committee with its findings, which it based on a study of 2009 proxy data (the most recent data then available).

The Grant Thornton analysis compared the compensation of our NEOs to a representative sample of 15 publicly traded financial institutions that were comparable to the Company in either location and asset size or in performance measures. This peer group consisted of the following companies:

• Ameris Bancorp	• SCBT Financial Corporation
• Bank of the Ozarks, Inc.	• Simmons First National Corp
• BNC Bancorp	• StellarOne Corporation
• Capital Bank Corporation	• TowneBank
• FNB United Corp.	• Union First Market Bankshares Corp.
• Hampton Roads, Bankshares, Inc.	• Virginia Commerce Bancorp, Inc.
• Pinnacle Financial Partners, Inc.	• Yadkin Valley Financial Corporation
• Renasant Corporation

The Grant Thornton analysis indicated that the Company was generally performing in the 50th to 75th percent quartile for most of the performance measures reviewed and that the salaries paid to our NEOs were in approximately that same range. Accordingly, the Compensation Committee approved the same 3% raise for the NEOs that had been approved for the rest of the Company’s employees.

Composition of Compensation

We provide a mix of pay elements to compensate our NEOs. Of this mix, the largest elements have been base salary (as discussed further below), annual incentive bonus, and equity grants.

The committee designed our Annual Incentive Plan to provide our NEOs with the opportunity to earn an annual cash bonus of 35% to 50% of their base salary if we achieved targeted levels of financial performance, with the opportunity for each officer to earn up to twice the target percentage if certain goals were met. The committee and the board believe that a meaningful, but not overwhelming, amount of each NEO’s annual direct compensation should be tied to achieving corporate performance targets. The committee believes this structure reflects a proper balance of direct compensation that provides our officers with a baseline level of financial stability (in the form of base salary), while also providing an appropriate incentive for achieving annual targets that drive our corporate performance. In 2011, because of the restrictions imposed by the Stimulus Act and the Treasury related to our participation in the CPP, no cash bonuses were awarded to four of our five NEOs. One of our NEOs was eligible for a cash bonus under the Annual Incentive Plan because his ranking within our company in terms of total compensation fell outside of the restrictions.

In 2007, based upon recommendations made by a third-party compensation consultant, the board recommended and our shareholders approved a new equity plan – the “First Bancorp 2007 Equity Plan.” This plan allows us flexibility to structure incentive awards using various types of equity-based compensation, including performance units, restricted stock, stock options, and stock appreciation rights. Since our adoption of this plan we have made four grants to NEOs for varying reasons as set forth below.

In 2008, we made an equity grant to 19 senior officers, including each of our NEOs, comprised of stock options and performance units. Each performance unit represents the right to acquire one share of First Bancorp common stock upon satisfaction of the vesting conditions. The vesting of these awards was subject to both (1) our achievement of specific goals for earnings per share during the three annual performance periods ending on each of December 31, 2008, 2009 and 2010, and (2) in general, the executive’s continued employment for a period of two years beyond the annual performance period. We viewed this grant, which was recommended by our compensation consultant, as a type of long-term incentive arrangement that is prevalent at many public companies. In making these grants, we believed they would benefit the Company by enhancing our ability to retain executives and linking equity awards to performance.

In December 2009, the Compensation Committee awarded shares of restricted stock to four NEOs (Mr. Ocheltree, Ms. Hollers, Ms. Nixon, Mr. Credle) because the committee believed, based on an analysis provided by Grant Thornton as discussed above, that the Company lagged its peer group in grants of equity awards to its NEOs, and in order to recognize those officers’ additional responsibilities assumed in the acquisition of a failed bank. Also, the committee recognized that these four NEOs were ineligible for any cash bonus under the Company’s Annual Incentive Plan because of the restrictions imposed by the Stimulus Act and the Treasury related to our participation in the CPP. The value of the restricted stock award was determined by multiplying the NEO’s 2010 base salary by a percentage (35% for Mr. Ocheltree and 25% for the three others). These awards were granted in amounts and terms that were permitted by the Stimulus Act and Treasury rules for companies participating in the CPP.

In February 2011 and 2012, we made additional grants of restricted stock to the same four NEOs, primarily in recognition that these same NEOs were again ineligible for any cash bonus due to our participation in the CPP. See additional discussion below under the “Equity Grants.”

Executive Compensation Program Overview

The five primary components of our executive compensation program are:

•	Base salary
•	Annual cash incentives
•	Equity grants
•	Benefits
•	Post-termination compensation

The following sections briefly describe each of these components.

1.	Base Salary

We pay each officer a base salary because it provides a minimum level of compensation and is necessary for recruitment and retention. The committee intends that our NEOs’ base salaries will provide them with a competitive baseline level of compensation based on their individual experience, performance and scope of responsibility. An important aspect of base salary is the ability of the committee, the board and the CEO (in the case of other officers’ salaries) to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.

Base salary levels are also important because we generally tie the amount of incentive compensation and retirement benefits to an officer’s base salary. For example, awards under our annual bonus plan, the Annual Incentive Plan, are denominated as a percentage of base salary.

For 2011, as discussed above, we reviewed an analysis prepared by Grant Thornton. The Grant Thornton analysis indicated that the Company was generally performing in the 50th to 75th percent quartile for most of the performance measures reviewed and that the salaries paid to our NEOs were in approximately that same range. Accordingly, the Compensation Committee approved the same 3% raise for the NEOs that had been approved for the rest of the Company’s employees.

In order to set salaries for 2012, the Compensation Committee engaged Blanchard Consulting Group to provide analysis and recommendations regarding 2012 compensation for our NEOs. In November and December 2011, Blanchard Consulting Group presented the committee with its findings, which it based on a study of 2010 proxy data (the most recent data then available).

The Blanchard Consulting Group analysis compared the compensation of our NEOs to a representative sample of 25 publicly traded financial institutions that were comparable to the Company in either location and asset size or in performance measures. This peer group consisted of the following companies:

• Ameris Bancorp	• Home Bancshares, Inc.
• BancTrust Financial Group, Inc.	• Pinnacle Financial Partners, Inc.
• Bank of the Ozarks, Inc.	• Renasant Corporation
• BNC Bancorp	• Republic Bancorp
• Capital City Bank Group, Inc.	• SCBT Financial Corporation
• Cardinal Financial Corporation	• Simmons First National Corp
• Carter Bank & Trust	• State Bank Financial Corporation
• CenterState Banks, Inc.	• StellarOne Corporation
• City Holding Company	• TowneBank
• Community Trust Bancorp, Inc.	• Union First Market Bankshares Corp.
• Fidelity Southern Corporation	• Virginia Commerce Bancorp, Inc.
• First Community Bancshares, Inc.	• Yadkin Valley Financial Corporation
• First Financial Holdings, Inc.

The Blanchard Consulting Group analysis indicated that the Company’s performance measures ranked within a wide range of percentiles compared to the peer group, with certain performance measures near or above the 75th percentile and other performance measures being near or below the 25th percentile. Overall, Blanchard Consulting Group concluded that the Company’s performance was comparable to that of its peers. This same analysis indicated that the salaries paid to our NEO’s were generally comparable to the 75th percentile of peers. The Compensation Committee discussed that in recent years, it had targeted NEO salaries to be in the 50th to 75th percentile compared to peers. Based on its review of the Blanchard Consulting Group analysis, the Compensation Committee concluded that NEO salaries were at the top of the range they had targeted, and accordingly, the Committee concluded that NEO salaries would remain the same in 2012 as they were in 2011.

The following table presents the salaries of our NEOs during 2011, with those same salaries also being applicable to 2012:

Named Executive Officer	Salary for 2011 and 2012 ($)
Jerry L. Ocheltree	511,704
Anna G. Hollers	325,029
Teresa C. Nixon	314,150
Eric P. Credle	283,868
David G. Grigg	239,764

2.    Annual Cash Incentive

We have an annual incentive bonus plan under which we pay cash bonuses each February based on corporate performance in the preceding fiscal year. Each participant’s total possible bonus is based on a target bonus percentage set for each participant. The plan uses multiple performance measures to determine the amount of each participant’s total bonus. The board assigns a weight to each performance measure, with the sum of the weights equal to 100%. The weight is the percentage of each participant’s total bonus that will be based on that particular performance measure. The board also sets threshold, target and maximum performance levels for each measure. If we do not achieve the threshold performance level, participants earn no bonus for that measure. Participants earn 50% of their target bonus for the measure if we meet the threshold level, 100% if we meet the target level and 200% if we achieve the maximum level. Bonuses are directly proportional to performance between any of these set points. Thus, an officer’s bonus amount could range from 0% to 200% of the officer’s target bonus percentage.

The committee recommended to the board that the 2011 performance goals for the Company’s officers (other than those classified as regional or branch officers) be earnings per share, core deposit growth (excluding time deposits, including retail repurchase agreements), and efficiency ratio (noninterest expense divided by the sum of 1) tax-equivalent net interest income and 2) noninterest income). The committee recommended that the earnings per share goal be weighted 50% and that the other two goals be weighted 25% each. The board approved these recommendations. We selected these performance measures because we believe that the attainment of goals related to these factors would be beneficial to shareholders in both the short-term and the long-term. Earnings per share is a direct profitability measure. We believe that growth in our core deposits is important to fund the future growth and profitability of the Company. The efficiency ratio encourages maximizing revenue and minimizing expense. The specific targets set for each performance measurement for 2011 and the degree to which they were attained is discussed under “Equity Grants” below.

Prior to 2011, the committee recommended, and the board approved, the following target bonuses for our NEOs. In order to determine each officer’s cash bonus, the percentage listed below is multiplied by the officer’s base salary, which is then multiplied by the sum of the performance percentages earned that are described above. Based on the challenging economic conditions facing the banking industry and the Company’s low levels of expected profitability in 2011 compared to prior years, the Compensation Committee decided early in 2011 that every participant’s target bonus percentage would be reduced to one-third of its established level. Accordingly, each NEO’s target bonus was reduced as reflected in the table below.

Named Executive Officer	Target Bonus Percentage - Initial	Target Bonus Percentage - Reduced
Jerry L. Ocheltree	50%	16.7%
Anna G. Hollers	40%	13.3%
Teresa C. Nixon	40%	13.3%
Eric P. Credle	40%	13.3%
David G. Grigg	35%	11.7%

Based on restrictions imposed by the Stimulus Act and the Treasury related to our participation in the CPP, we were prohibited from paying any cash bonus to our five most highly compensated employees for 2011. This prohibition applied to four of our five NEOs with respect to cash bonuses based on 2011 performance, but did not apply to David Grigg, our other NEO. Accordingly, Mr. Grigg was eligible to participate in our Annual Incentive Plan (along with the rest of our company’s officers, excluding one officer who was among our five most highly compensated employees).

As detailed below in the section titled “Grants of Plan-Based Awards,” our actual results for 2011 did not meet the minimum thresholds for earnings per share, while the core deposit growth goal was attained at slightly above the threshold level and the efficiency ratio goal was attained between the threshold and target levels. The total performance percentage was 36.1%, and, accordingly, that percentage was multiplied by the product of Mr. Grigg’s salary and his target bonus percentage (as adjusted) to determine his bonus for 2011. As discussed above, the other four NEOs were ineligible to receive this bonus in 2011 due to our participation in the CPP.

3. Equity Grants

As discussed earlier, due to the restrictions imposed by the Stimulus Act and the Treasury related to our participation in the CPP, four of our five NEO’s were ineligible for the cash bonuses related to the annual cash incentive bonus plan discussed above. Cash bonuses related to 2010 performance for those officers who were not restricted from receiving a cash bonus were approved by the Compensation Committee at a meeting held in February 2011. At that same meeting, we analyzed how much our four NEOs who were ineligible to participate in the Annual Cash Incentive Plan would have received had they been participants and used that as a basis to make equity grants.

The following table shows the thresholds, targets, and maximums for each goal under the Annual Incentive Plan, along with the actual results for 2010 and the performance percentages that resulted from the actual results. For 2010 the performance measure and weightings were the same as those discussed above that were applicable for 2011, the earnings per share goal was weighted at 50% and the other two goals were assigned a weight of 25% each.

Performance Goal	Threshold	Target	Maximum	Actual for 2010	Performance Percentage
Earnings per share - basic	$ 0.82	$ 0.91	$ 1.82	$ 0.35	0.0%
Core deposit growth	4%	7%	18%	7.73%	26.7%
Efficiency ratio (1)	58.35%	57.75%	55.00%	60.86% (1)	0.00%
Total payout percentage					26.7%

(1) The Company’s 2010 efficiency ratio using amounts obtained directly from its published financial statements was 55.11%, which would have resulted in a payout just under the maximum level. However, the Compensation Committee determined that this ratio was inequitably enhanced (lowered) by certain accounting entries related to the Company’s failed bank acquisition that had not been anticipated when the goals were set. Accordingly, the committee adjusted the ratio to exclude those entries, which resulted in an adjusted efficiency ratio of 60.86%. The adjusted ratio did not meet the “threshold” and thus no performance percentage payout resulted from this goal.

As shown above, the total payout percentage according to the terms of the Annual Incentive Plan was 26.7%. To this amount, in determining the amount of the restricted stock grants for the NEOs not eligible to participate in the Annual Incentive Plan, the Committee added 12.5% as a result of its assessment of the results of the Company’s regulatory examinations occurring during 2010. Thus, the adjusted performance percentage for the purposes of this review was 39.2%.

Accordingly, the following table illustrates how each NEO’s incentive bonus for 2010 would have been calculated, had each NEO been eligible to participate in the Annual Incentive Plan:

Named Executive Officer	(A) 2010 Salary ($)	(B) Target Bonus Percentage – Reduced (1)	(C) Adjusted Performance Percentage	(A times B times C) Amount of Incentive Plan Compensation ($)
Jerry L. Ocheltree	496,800	16.7%	39.2%	32,453
Anna G. Hollers	315,562	13.3%	39.2%	16,488
Teresa C. Nixon	305,000	13.3%	39.2%	15,936
Eric P. Credle	275,600	13.3%	39.2%	14,395

(1) Due to challenging economic conditions facing the banking industry and the Company’s low levels of expected profitability in 2010 compared to prior years, the Compensation Committee decided early in 2010 that every officer’s target bonus percentage would be reduced to one-third of its established level. See pages 19 and 20 for additional discussion.

Based on this review, we decided to award these four NEOs restricted stock with a value that was equal to the amounts shown above based upon the Company’s closing stock price on February 24, 2011. Our Company’s closing stock price on February 24, 2011 was $14.54 and accordingly the following number of restricted shares were granted: Mr. Ocheltree - 2,232, Ms. Hollers - 1,134, Ms. Nixon - 1,096, Mr. Credle - 990. These awards were granted in amounts and terms that were permitted by the Stimulus Act and Treasury rules for companies participating in the CPP.

In February 2012, we used a similar philosophy to award additional restricted stock to the same four NEOs related to 2011 performance.

The following table shows the thresholds, targets, and maximums for each goal under the Annual Incentive Plan, along with the actual results for 2011 and the performance percentages that resulted from the actual results. As previously discussed, the earnings per share goal was weighted at 50% and the other two goals were assigned a weight of 25% each.

Performance Goal	Threshold	Target	Maximum	Actual for 2011	Performance Percentage
Earnings per share - basic	$ 0.73	$ 0.83	$ 1.66	$ 0.44	0.0%
Core deposit growth	4%	7%	18%	4.93%	16.4%
Efficiency ratio	62.85%	58.02%	49.42%	60.08%	19.7%
Total payout percentage					36.1%

As shown above, the total payout percentage according to the terms of the Annual Incentive Plan was 36.1%. Accordingly, the following table illustrates how each NEO’s incentive bonus for 2011 would have been calculated, had each NEO been eligible to participate in the Annual Incentive Plan:

Named Executive Officer	(A) 2011 Salary ($)	(B) Target Bonus Percentage – Reduced (1)	(C) Performance Percentage	(A times B times C) Amount of Incentive Plan Compensation ($)
Jerry L. Ocheltree	511,704	16.7%	36.1%	30,765
Anna G. Hollers	325,029	13.3%	36.1%	15,629
Teresa C. Nixon	314,150	13.3%	36.1%	15,103
Eric P. Credle	283,868	13.3%	36.1%	13,645

(1) As previously discussed, due to challenging economic conditions facing the banking industry and the Company’s low levels of expected profitability in 2011 compared to prior years, the Compensation Committee decided early in 2011 that every officer’s target bonus percentage would be reduced to one-third of its established level. See pages 19 and 20 for additional discussion.

Based on this review, we decided to award these four NEOs restricted stock with a value that was equal to the amounts shown above based upon the Company’s closing stock price on February 23, 2012. Our Company’s closing stock price on February 23, 2012 was $10.96 and accordingly the following number of restricted shares were granted: Mr. Ocheltree – 2,807, Ms. Hollers- 1,426, Ms. Nixon – 1,378, Mr. Credle – 1,245. These awards were granted in amounts and terms that were permitted by the Stimulus Act and Treasury rules for companies participating in the CPP.

4.    Benefits

We provide a competitive benefits program for our NEOs. We provide these benefits in order to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their executive officers.

The following table lists our current benefit programs and shows, for each, the employees eligible for each benefit:

Benefit Plan	Named Executive Officers	Certain Managers and Individual Contributors	All Full-Time Employees
Supplemental Executive Retirement Plan	X	X
Perquisites	X	X
401(k) Plan	X	X	X
Defined Benefit Pension Plan	X	X	(1)
Health Insurance	X	X	X
Life Insurance	X	X	X
Disability Insurance	X	X	X

(1) Our defined benefit pension plan covers all full-time employees hired on or before June 11, 2009.

Supplemental Executive Retirement Plan

We sponsor a supplemental executive retirement plan, or SERP, for the benefit of certain members of our senior management, including each of the NEOs. The purpose of the SERP is to provide additional monthly pension benefits to ensure that each participant will receive lifetime pension benefits beyond the amounts that we can pay under our qualified pension plan. The SERP generally provides participants with an annual benefit at retirement equal to 3% of final average compensation multiplied by years of service, up to a maximum of 60% of final average compensation. The amount of a participant’s SERP benefit is reduced by (1) the amount payable under our qualified pension plan, and (2) 50% of the participant’s primary Social Security benefit.

We set the benefits payable under the SERP in 1993 at the inception of the plan, in consultation with an employee benefits consultant who assisted us with plan design. At that time, the employee benefits consultant provided peer information and gave his expert opinion that the benefits payable under this plan were reasonable and would further our objectives of attracting and retaining senior management executives. The committee believes these reasons are still valid.

Perquisites

We provide only very limited perquisites. During 2011, the only perquisites provided to any of the NEOs were as follows:

•	We paid country club dues amounting to $12,833 on behalf of Mr. Ocheltree. Mr. Ocheltree used the country clubs exclusively for business purposes.
•	We paid civic club dues amounting to $580 on behalf of Mr. Credle.
•	We have a home loan program that all of our employees are eligible to participate in that allows employees to borrow money for a loan on their primary residence, subject to our normal credit underwriting standards, at an interest rate that is 1% less than the interest rate offered to non-employees. The estimated benefit of this program to our NEOs in 2011 was as follows: Mr. Ocheltree - $7,917, Ms. Hollers - $8, Ms. Nixon - $4,788, Mr. Credle - $0, and Mr. Grigg - $485.

5.    Post-Termination Compensation

Accelerated Vesting

Our current equity plan and the SERP have change in control provisions that automatically vest all participants in the benefits of each plan in the event of a change in the control of our company. We believe that other companies with which we compete for executive talent provide a similar acceleration benefit, and that these provisions therefore assist us in attracting and retaining talent.

Employment Agreements

We have two-year or three-year, automatically renewing employment agreements with each of the NEOs. Each of these agreements provides for the payment of certain severance benefits to the officer upon termination of employment in certain circumstances, including following a change in the control of our company. For more information about these benefits, see the section below captioned “Executive Compensation – Potential Payments Upon Termination.” Each agreement also contains non-competition and confidentiality covenants that protect our company if the officer leaves.

The objectives of the employment agreements are as follows:

•	The multi-year term helps us attract and retain talented executive officers.
•	The non-competition covenant protects us by preventing an officer from leaving our company and immediately joining a competitor, which would likely result in the officer taking business away from us.
•	The confidentiality covenant protects us by preventing an officer from disclosing trade secrets or confidential information regarding our company or our customers for two years after the officer leaves his or her employment with the company.
•	The change-in-control severance payment provision benefits us by minimizing the uncertainty and distraction caused by the current climate of bank acquisitions, and by allowing our executive officers to focus on performance by providing transition assistance in the event of a change in control.

The committee and the board believe the amount of the severance benefits potentially payable to each NEO under these agreements is reasonable and consistent with industry standards.

The above discussion described the five primary components of our executive compensation program. The following section describes other guidelines and procedures affecting executive compensation.

Other Guidelines and Procedures Affecting Executive Compensation

Stock Option Grants

When we approve a stock option grant, we set a date in the future as the measurement date for the exercise price of the stock option. We do not “back-date” stock option grants. We do not have a policy or practice of making stock option grants during periods in which there is material non-public information about our company.

Tax Considerations

It has been and continues to be our intent that all incentive payments be deductible unless maintaining deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. At this time, essentially all compensation we have paid to the NEOs is deductible under the federal tax code, except for income realized from exercise of incentive stock options by some NEOs.

Share Ownership Guidelines for Named Executive Officers

We do not require our NEOs to own any minimum amount of our common stock. We may consider a minimum stock ownership policy in the future, but the committee does not currently believe that such a policy is necessary. We believe that the way we compensate our NEOs aligns their interest sufficiently with that of the shareholders.

Consideration of Prior-Year Shareholder Advisory Vote

At the 2011 annual meeting of shareholders, on the proposal approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in the proxy statement for that annual meeting, 95 percent of the votes cast were cast in favor of the proposal. The Compensation Committee considered this high level of support as providing confirmation that the shareholders support our compensation policies and decisions for our named executive officers, and determined that its approach to the 2012 compensation policies and decisions would remain generally consistent with the approach in 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of First Bancorp has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on its review and discussion, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in First Bancorp’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

During 2011, the Compensation Committee discussed the Company’s compensation plans and whether any limits or restrictions were needed in order to minimize any risk associated with:

(A) Senior Executive Officer (SEO) compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Bancorp;

(B) Employee compensation plans that unnecessarily expose First Bancorp to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of First Bancorp to enhance the compensation of an employee.

In these discussions, the Compensation Committee concluded that for 2011, the only significant aspect of compensation related to any employee compensation plan that could lead to the taking of unnecessary or excessive risks or that could encourage the manipulation of reported earnings was the earnings per share goal set as part of our 2011 Annual Incentive Plan goals.

As previously discussed, we had an earnings per share (EPS) goal set for 2011 as part of our Annual Incentive Plan goals, as follows:

	Threshold ($)	Target ($)	Maximum ($)
Earnings per share – basic - 2011	0.73	0.83	1.66

Our actual EPS for 2011 was $0.44, and thus we did not achieve the threshold levels of EPS for either measurement. Accordingly, there was no corresponding performance payment under the Annual Incentive Plan.

The Compensation Committee discussed whether the EPS goals could lead to the taking of unnecessary or excessive risks or could encourage the manipulation of reported earnings. We decided that these risks were minimal for the following reasons:

•	We did not believe that the amounts eligible to be earned as a result of attaining the EPS goal were significant enough to encourage an employee to accept the associated risk of manipulating earnings.

•	We concluded that our system of internal controls was effective at detecting any manipulation of earnings of the magnitude that would result in the Company achieving the minimum EPS threshold.

Submitted by the Compensation Committee of First Bancorp’s board of directors.

Jack D. Briggs	Thomas F. Phillips – Chairman
David L. Burns	Frederick L. Taylor II
Mary Clara Capel	Virginia C. Thomasson
James C. Crawford	John C. Willis
George R. Perkins, Jr.

Summary Compensation Table

The following table shows the compensation we paid in each of the last three fiscal years to the NEOs.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compens- ation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
Jerry L. Ocheltree	2011	511,704	—	32,453	—	373,000	55,700	972,857
President and Chief	2010	496,800	—	—	—	192,000	59,029	747,829
Executive Officer	2009	409,500	—	173,870	—	144,000	52,707	780,077

Anna G. Hollers	2011	325,029	—	16,488	—	406,000	24,590	772,107
Executive Vice President,	2010	315,562	—	—	—	179,000	25,341	519,903
Chief Operating Officer and	2009	280,602	—	78,890	—	204,000	30,207	593,699
Secretary

Teresa C. Nixon	2011	314,150	—	15,936	—	275,000	19,594	624,680
Executive Vice President &	2010	305,000	—	—	—	111,000	17,107	433,107
Chief Lending Officer	2009	266,950	—	76,240	—	87,000	16,695	446,885

Eric P. Credle	2011	283,868	—	14,395	—	107,000	13,533	418,796
Executive Vice President	2010	275,600	—	—	—	38,000	13,621	327,221
and Chief Financial Officer	2009	234,593	—	68,738	—	24,000	16,765	344,096

David G. Grigg	2011	239,764	3,350	—	10,091	289,000	11,510	553,715
Executive Vice President	2010	232,780	—	—	7,251	145,000	12,691	397,722
and Chief Information Officer	2009	198,479	—	—	10,000	145,000	17,637	371,116

Notes:

(1)	Mr. Grigg was granted a discretionary cash bonus of $3,350 in recognition of his efforts related to a failed bank acquisition that occurred during 2011.

(2)	See the sections of the Compensation and Discussion Analysis above entitled “Composition of Compensation” and “Equity Grants” for further discussion of stock awards.

(3)	All amounts in this column were paid pursuant to our Annual Incentive Plan.

(4)	The amounts in this column reflect the annual change in the total actuarial net present value of the NEOs’ accrued benefits under our pension plan and SERP. The significantly higher amounts in 2011 compared to prior periods are primarily a result of decrease in the discount rate (from 5.59% to 4.39%) to compute the present value of the benefit, and not a result of any changes in the plans’ benefit formulas.

(5)	The following table shows the components of “All Other Compensation.”

All Other Compensation
Name	Year	Defined Contribution Plan ($)	Director/ Committee Fees ($)	Club/Civic Dues ($)	Interest Savings - Employee Loan Program (1) ($)	Dividends on Restricted Stock (2) ($)	Total ($)

Jerry L. Ocheltree	2011	11,025	20,140	12,833	7,917	3,785	55,700
	2010	11,025	22,140	13,688	8,082	4,094	59,029
	2009	14,526	22,870	6,058	8,229	1,024	52,707

Anna G. Hollers	2011	11,025	11,450	—	8	2,107	24,590
	2010	11,025	12,450	—	8	1,858	25,341
	2009	14,526	15,200	—	17	464	30,207

Teresa C. Nixon	2011	11,025	1,720	—	4,788	2,061	19,594
	2010	11,025	1,720	—	2,567	1,795	17,107
	2009	14,526	1,720	—	—	449	16,695

Eric P. Credle	2011	11,025	—	580	—	1,928	13,533
	2010	11,025	—	580	397	1,619	13,621
	2009	14,526	—	580	1,254	405	16,765

David G. Grigg	2011	11,025	—	—	485	—	11,510
	2010	10,700	1,250	—	741	—	12,691
	2009	13,776	3,000	—	861	—	17,637

(1)	See “Perquisites” in the Compensation Discussion and Analysis section above for an explanation of our Employee Loan Program. The amount in this column is the amount of interest savings the NEO realized as a result of having an interest rate 1% lower than the interest rate available to non-employees.
(2)	The amounts in this column represent the amount of cash dividends earned on shares of unvested, restricted stock.

We have entered into employment agreements with 19 of our officers, including each of the NEOs. Each agreement has a two- or three-year term that automatically extends for an additional year on each anniversary date of the agreement unless we or the officer gives written notice that the extension will not occur. The term for agreements for Mr. Ocheltree, Ms. Hollers, Ms. Nixon and Mr. Credle is three years, whereas the term for Mr. Grigg is two years.

Each employment agreement guarantees the officer a minimum base salary. Each agreement also guarantees that the officer will be eligible to participate in our SERP and stock option plan.

We may terminate any officer’s employment agreement “for cause” if we find that the officer:

•	demonstrated gross negligence or willful misconduct in performing his/her duties;
•	committed an act of dishonesty or moral turpitude; or
•	has been convicted of a felony or other serious crime.

Each agreement provides for post-termination benefits that we must pay in certain circumstances. See “Potential Payments Upon Termination” below for more information about these potential benefits, and about the non-competition and confidentiality covenants contained in the agreements.

Grants of Plan-Based Awards

The amounts shown in the table below relate to restricted stock grants made in 2011. These awards generally vest based on the latter of 1) the Company’s repayment of the CPP financial assistance, and 2) two years from the date of the grant. Because the Company repaid the CPP financial assistance on September 1, 2011, these awards will vest on February 24, 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(i)	(l)

Jerry L. Ocheltree
Restricted Stock	2/24/2011	2,232	32,453

Anna G. Hollers
Restricted Stock	2/24/2011	1,134	16,488

Teresa C. Nixon
Restricted Stock	2/24/2011	1,096	15,936

Eric P. Credle
Restricted Stock	2/24/2011	990	14,395

David G. Grigg	—	—	—

The amounts shown in the table below relate to possible payouts for 2011 under our annual incentive bonus plan, which is called the Annual Incentive Plan. Under this plan, we pay cash bonuses each February based on corporate performance in the preceding fiscal year. Due to Stimulus Act and Treasury restrictions associated with our participation in the CPP, Mr. Grigg was the only NEO eligible to participate in the Annual Incentive Plan in 2011. The amount of possible payouts related to this plan are shown in columns (c), (d), and (e).

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
(a)	(c)	(d)	(e)

Jerry L. Ocheltree
None	—	—	—

Anna G. Hollers
None	—	—	—

Teresa C. Nixon
None	—	—	—

Eric P. Credle
None	—	—	—

David G. Grigg
Incentive bonus plan	13,986	27,972	55,945

As previously discussed, the earned performance percentage for 2011 was 36.1%. Accordingly, Mr. Grigg’s incentive bonus was calculated by multiplying his 2011 salary of $239,764 by his adjusted target bonus percentage of 11.7% (which is one-third of his established target percentage - see previous discussion) by the 36.1% performance percentage. This resulted in a cash bonus payment of $10,091.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the equity awards our NEOs held as of the end of 2011.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Jerry L. Ocheltree	4/1/2004	3,000		21.70	4/1/2014
	6/17/2008	16,602		16.53	6/17/2018
	2/24/2011 (1)					2,232	24,887

Anna G. Hollers	4/1/2004	9,001		21.70	4/1/2014
	6/17/2008	7,774		16.53	6/17/2018
	2/24/2011 (1)					1,134	12,644

Teresa C. Nixon	4/1/2004	9,001		21.70	4/1/2014
	6/17/2008	7,198		16.53	6/17/2018
	2/24/2011 (1)					1,096	12,220

Eric P. Credle	4/1/2004	3,001		21.70	4/1/2014
	6/17/2008	6,270		16.53	6/17/2018
	2/24/2011 (1)					990	11,039

David G. Grigg	4/1/2004	3,001		21.70	4/1/2014
	6/17/2008	3,453		16.53	6/17/2018

Notes:

(1)	These awards will vest on February, 24, 2013.

Option Exercises and Stock Vested

None of our NEOs exercised stock options during 2011. The following table shows the number of shares of stock that vested and the value realized on the date of vesting, as determined by the Company’s stock price at the close of business on the date the stock vested.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
(a)	(d)	(e)

Jerry L. Ocheltree	17,936	201,906

Anna G. Hollers	8,213	92,446

Teresa C. Nixon	7,839	88,246

Eric P. Credle	7,000	78,809

David G. Grigg	1,070	11,931

There were two sets of stock awards that vested during 2011 and are reflected on a combined basis in the above table, as follows:

(1)	In 2008, we made an equity grant to 19 senior officers, including each of our NEOs, comprised of stock options and performance units. Each performance unit represents the right to acquire one share of First Bancorp common stock upon satisfaction of the vesting conditions. The vesting of these awards was subject to both (1) our achievement of specific goals for earnings per share during the three annual performance periods ending on each of December 31, 2008, 2009 and 2010, and (2) in general, the executive’s continued employment for a period of two years beyond the annual performance period. The EPS goals were set based on the Company’s strategic plan that was established in 2006. The Company did not achieve the minimum level of EPS for 2008 or 2010 for vesting purposes and the portion of the grant related to the 2008 and 2010 performance periods was permanently forfeited. In 2009, the Company acquired substantially all of the assets of Cooperative Bank in a failed bank FDIC-assisted transaction. Accounting rules required us to record the amount by which the fair value of the acquired assets exceeded the assumed liabilities as a gain in the Company’s statement of income. As a result, the Company recorded a gain of $67.9 million, which resulted in the Company meeting the EPS goals at the maximum level for 2009. The table below indicates the number of stock options and performance units that vested on December 31, 2011.

Named Executive Officer	Stock Options	Performance Units
Jerry L. Ocheltree	16,602	5,142
Anna G. Hollers	7,774	2,408
Teresa C. Nixon	7,198	2,229
Eric P. Credle	6,270	1,942
David G. Grigg	3,453	1,070

Although the stock options vested on December 31, 2011, none of them were exercised on that date. Each of the Performance Units immediately converted to one share of common stock on December 31, 2011. Therefore, in the table above, the value related to the vesting of this award was determined by multiplying the number of performance units times the December 31, 2011 closing stock price of $11.15.

(2)	In December 2009, the Company’s compensation consultant recommended that total compensation of the Company’s NEOs should be better aligned with the 75th percentile of peer banks. The report also noted that the Company lagged its peer group in grants of equity awards to its NEOs and recommend that the Committee award restricted stock to its NEOs.

In order to address both of these recommendations, the Compensation Committee awarded shares of restricted stock to the four NEOs who experienced the biggest increase in responsibility as a result of a failed bank acquisition that occurred in 2009. Ms. Hollers, Ms. Nixon and Mr. Credle were each granted restricted stock with a value equal to 20% of their base 2010 salary and Mr. Ocheltree was granted restricted stock equal to 35% of his base 2010 salary. These awards were granted in amounts and terms that were permitted by Stimulus Act and Treasury rules for companies participating in the CPP. Accordingly, the shares of restricted stock did not exceed one-third of total compensation and the awards generally vested based on the later of 1) the Company’s repayment of the CPP financial assistance, and 2) two years from the date of grant.

The following table shows the amount of restricted stock granted to the four NEOs on December 11, 2009:

Named Executive Officer	Restricted Stock Shares
Jerry L. Ocheltree	12,794
Anna G. Hollers	5,805
Teresa C. Nixon	5,610
Eric P. Credle	5,058

On September 1, 2011, the Company repaid the CPP financial assistance. Accordingly, these shares vested on December 11, 2011. Therefore, in the table above, the value related to the vesting of this award was determined by multiplying the number of performance units times the December 11, 2011 closing stock price of $11.30.

Pension Benefits

The following table shows information about the NEOs’ accrued benefits under our tax-qualified pension plan and our supplemental executive retirement plan, or SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
(a)	(b)	(c)	(d)

Jerry L. Ocheltree	Qualified Plan	14	260,000
	SERP	14	730,000

Anna G. Hollers	Qualified Plan	39	1,132,000
	SERP	25	771,000

Teresa C. Nixon	Qualified Plan	23	488,000
	SERP	23	459,000

Eric P. Credle	Qualified Plan	14	176,000
	SERP	14	85,000

David G. Grigg	Qualified Plan	39	1,073,000
	SERP	25	133,000

(1)	The present value of each officer’s accumulated benefit under each plan was calculated using the following assumptions: The officer retires at age 65. At that time, the officer takes a lump sum based on his or her accrued benefit as of December 31, 2011. The lump sum is calculated using the 2011 Current Liability Combined Mortality Table and is discounted to December 31, 2011 using a rate of return of 4.39% per year.

Pension Plan

Our tax-qualified pension plan covers all full-time employees hired on or before June 11, 2009 and provides each participant with an annual retirement benefit paid monthly in cash. Each of our NEOs is a participant in the plan. At normal retirement age of 65, this benefit is equal to the sum of:

(1)	0.75% of the participant’s final average compensation multiplied by his/her years of service (up to 40), and
(2)	0.65% of the participant’s final average compensation in excess of “covered compensation” (the average of the Social Security taxable wage base during the 35-year period that ends with the year the participant reaches Social Security retirement age), multiplied by years of service (up to 35).

“Final average compensation” means the average of the participant’s highest consecutive five years of compensation during his or her last 10 years of employment. For purposes of this plan, “compensation” generally means base salary plus bonuses. However, the federal tax code limits the amount of compensation we can take into account for purposes of the pension plan. The limit was $245,000 for 2011.

Each participant becomes fully vested in his or her plan benefits after five years of service. Early retirement, with reduced monthly benefits, is available to any participant who leaves the company at or after age 55 with 15 years of service. The plan also provides a death benefit to a vested participant’s surviving spouse.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust.

SERP

Our SERP is for the benefit of our senior management, including the NEOs. The purpose of the SERP is to provide additional monthly pension benefits to ensure that each participant will receive lifetime pension benefits beyond the amounts that we can pay under our qualified pension plan. The SERP generally provides participants with an annual benefit at normal retirement age of 65, payable monthly in cash, equal to 3% of final average compensation multiplied by years of service (up to a maximum of 20 years). For purposes of the SERP, “final average compensation” has the same meaning as under our pension plan. The amount of a participant’s SERP benefit is reduced by (1) the amount payable under our qualified pension plan, and (2) 50% of the participant’s primary social security benefit.

Each participant becomes fully vested in his or her SERP benefits at retirement, death, disability or a change in control. Early retirement, with reduced monthly benefits, is available to any participant who leaves the company at or after age 55 with 15 years of service. The plan also provides a death benefit to a vested participant’s surviving spouse.

Because the SERP is a non-qualified plan, its benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

As a general rule, we do not grant extra years of credited service under either the pension plan or the SERP. On one occasion, we credited two officers of an acquired company with three extra years of service under the SERP. None of the NEOs has received any extra years of credited service under either plan.

Potential Payments Upon Termination or Change in Control

This section contains information about arrangements that provide for compensation to our NEOs in connection with their termination. Actual circumstances resulting in the departure of an NEO cannot be predicted and may differ from the assumptions used in the information outlined below.

Employment Agreements

As noted above, we are party to employment agreements with 19 of our officers, including each of the NEOs. Under each of these agreements, we have agreed to pay the officer’s base salary for the remainder of the agreement term if we terminate the officer other than for cause. The agreement term for Mr. Ocheltree, Ms. Hollers, Ms. Nixon and Mr. Credle is three years, whereas the term for Mr. Grigg is two years.

We have also agreed to continue paying each officer his or her base salary for the remainder of the agreement term if the officer’s employment ends due to a long-term disability. However, according to the agreement, we can deduct from this salary continuation any amount that he or she receives from our company-wide long-term disability plan. Also, the officer must look for a job somewhere else, or we can stop paying him or her. If the officer finds another job, we can deduct any amounts that he or she earns in the new job from our payments.

Each employment agreement also provides for severance to the officer if we or the officer terminates his/her employment within 12 months after a change in control (other than for cause or normal retirement). The amount of the severance payment, which we would be required to pay in cash within 10 days after termination, is the lesser of:

•	a specified multiple, ranging from 1 to 2.9 (it is 2.9 for each of the NEOs except Mr. Grigg, whose multiple is 2.0) of the officer’s base salary as of the date of the change in control, and
•	2.99 multiplied by the officer’s “base amount” under Section 280G(b)(3) of the Internal Revenue Code.

In general, the number calculated according to the first formula will be the smaller number.

The agreements define “control” as the power, either directly or indirectly, to direct our management or policies or to vote 40% or more of any class of our securities. In general, any change in control of our company triggers the change in control provisions of the employment agreements. However, the agreements expressly exclude as a “change in control” any merger, consolidation or reorganization following which the owners of our capital stock who were previously entitled to vote in the election of our directors own 61% or more of the resulting entity’s voting stock.

The agreements also state that any of the following events will be considered to be a “change in control”:

•	any person, entity or group becoming the beneficial owner, directly or indirectly, of 33% or more of any class of our voting stock;
•	during any period of two consecutive years, individuals who at the beginning of the period made up our board (we refer to these individuals as the “incumbent board”), or persons whose election was approved by at least three-quarters of the incumbent board, fail to make up at least a majority of the board; or
•	the sale of all or substantially all of our assets.

The following table shows the lump sum cash severance amounts we would have owed our NEOs under their employment agreements if they had terminated employment on December 31, 2011 under various circumstances.

Name	Nature of Payment	Involuntary Termination for Cause or Voluntary Termination by Employee ($)	Involuntary Termination Without Cause ($) (1)	Termination due to Long-Term Disability ($) (2)	Change In Control ($) (3)

Jerry L. Ocheltree	Severance - Cash	—	1,066,050	828,550	1,483,942

Anna G. Hollers	Severance - Cash	—	853,201	553,951	942,584

Teresa C. Nixon	Severance - Cash	—	824,644	525,394	911,035

Eric P. Credle	Severance - Cash	—	745,154	445,904	823,217

David G. Grigg	Severance - Cash	—	629,381	330,131	479,528

(1)	These amounts are equal to 1/12 of each officer’s base salary as of December 31, 2011 multiplied by the number of months remaining in his/her employment agreement term.
(2)	This column shows the amounts due under the terms of the officers’ employment agreements minus the amounts payable under the terms of our long-term disability plan (in which all full-time employees participate).
(3)	Except for Mr. Ocheltree, these amounts are equal to 2.9 (2.0 for Mr. Grigg) multiplied by each officer’s annual base salary as of December 31, 2011. Mr. Ocheltree’s amount is 2.99 multiplied by his “base amount” under Section 280G(b)(3) of the Internal Revenue Code because this calculation results in a lesser amount.

The employment agreements also contain non-competition and confidentiality covenants by the officers. The non-competition covenants prohibit each officer from:

•	engaging, directly or indirectly, in any competing activity or business within a restricted territory for a certain period of time after leaving our company, which we call the restricted period;
•	soliciting or recruiting any of our employees during the restricted period; and
•	making sales contacts with or soliciting any of our customers for any products or services that we offer, in either case within the restricted territory during the restricted period.

The restricted period is one year if we terminate the officer for cause or he or she terminates voluntarily. If we terminate him or her other than for cause, the restricted period is the remainder of the agreement term. The restricted territory for each officer is a 50-mile radius around his or her primary residence and/or work location.

The confidentiality covenants contained in each agreement prohibit the officer from disclosing any confidential business secrets or other confidential data both during the term of the employment agreement and for a period of two years after termination.

COMPENSATION OF DIRECTORS

The Board of Directors establishes compensation for Board members based primarily on consultation with an outside consultant, who assists the Board of Directors in evaluating whether its members are receiving fair compensation for the services they perform. This evaluation is based primarily on a comparison to other financial services companies of a similar size. The peer companies that were used in the most recent comparison were the same as those used during the evaluation of executive officer compensation described above.

Based on this evaluation, the Board set the following fees for 2011:

Monthly Retainer

•	Baseline retainer for all directors - $600
•	Additional retainer for the Chairman of the Board of the Company - $300
•	Additional retainer for the Chairman of the Board of First Bank - $200
•	Additional retainer for the Chairman of the Audit Committee - $100

Meeting Fees

•	Audit Committee meetings - $350 per meeting
•	All other Board meetings, including meetings of the Company’s subsidiaries, and Board committee meetings - $250 per meeting

All directors of the Company are also directors of First Bank, the Company’s principal subsidiary. Nine of those directors currently serve on the board of First Bank Insurance Services, a subsidiary of First Bank. The boards of the Company and First Bank normally meet on a monthly basis, and the First Bank Insurance Services board normally meets on a quarterly basis. Some board members also serve on First Bank’s local advisory boards and receive fees of $60 per month in connection with that service.

Non-employee directors of the Company also participate in the Company’s equity plan. In June 2011, each non-employee director of the Company received 1,414 shares of the Company’s common stock. The number of shares of stock granted produced a value that was approximately the same as stock option grants that each director had received in years prior to 2010. The Board of Directors intends to make similar grants of common stock, in June of each year, to non-employee directors.

In addition to the compensation they receive for service as directors, three Board members were also employees of the Company in 2011. These directors are Mr. Brown, Mr. J. Burns, and Mr. Ocheltree. Compensation for Mr. Ocheltree is discussed above. Mr. Brown and Mr. Burns each have three-year employment agreements with the Company that are consistent with those employment agreements described above.

The following table sets forth compensation we paid to our directors in 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c) (3)	(e)	(f)	(g)	(h)

Daniel T. Blue, Jr.	21,300	16,105	—	—	—	37,405
Jack D. Briggs	21,070	16,105	—	—	—	37,175
R. Walton Brown (1)	16,420	—	5,764	147,000	192,963	362,147
David L. Burns	25,520	16,105	—	—	—	41,625
John F. Burns (1)	16,420	—	6,735	191,000	224,508	438,663
Mary Clara Capel	26,450	16,105	—	—	—	42,555
James C. Crawford, III	22,920	16,105	—	—	—	39,025
R. Winston Dozier	22,420	16,105	—	—	—	38,525
James G. Hudson, Jr.	15,920	16,105	—	—	—	32,025
Richard H. Moore	17,500	16,105	—	—	—	33,605
Jerry L. Ocheltree (2)	20,140	—	—	—	—	20,140
George R. Perkins, Jr.	18,170	16,105	—	—	—	34,275
Thomas F. Phillips	28,400	16,105	—	—	—	44,505
Frederick L. Taylor II	23,300	16,105	—	—	—	39,405
Virginia C. Thomasson	23,250	16,105	—	—	—	39,355
Goldie H. Wallace	13,800	16,105	—	—	—	29,905
Dennis A. Wicker	18,200	16,105	—	—	—	34,305
John C. Willis	22,550	16,105	—	—	—	38,655

(1)	Mr. Brown and Mr. J. Burns are also executive officers of the Company. The only incremental compensation that they receive as directors of the Company is reflected in column (b). Amounts shown in the other columns relate solely to their service as an employee. “All Other Compensation” includes the sum of the director's salary, 401(k) match, and club dues as an employee.
(2)	We report Mr. Ocheltree's compensation as an executive officer in the Summary Compensation Table above.
(3)	On June 1, 2011, each non-employee director was granted 1,414 shares of common stock with no vesting requirements. The grant date fair value of each share of stock was $11.39.

The following table shows the number of stock options that each director held as of December 31, 2011:

Aggregate Outstanding Equity Awards
Name	Options Outstanding (#)

Daniel T. Blue, Jr.	—
Jack D. Briggs	18,000
R. Walton Brown	18,460
David L. Burns	15,750
John F. Burns	4,043
Mary Clara Capel	11,250
James C. Crawford, III	4,500
R. Winston Dozier	—
James G. Hudson, Jr.	4,500
Richard H. Moore	—
Jerry L. Ocheltree	19,602
George R. Perkins, Jr.	18,000
Thomas F. Phillips	18,000
Frederick L. Taylor II	11,250
Virginia C. Thomasson	18,000
Goldie H. Wallace	18,000
Dennis A. Wicker	18,000
John C. Willis	18,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The 2011 members of the Compensation Committee were Mr. Briggs, Mr. D. Burns, Ms. Capel, Mr. Crawford, Mr. Phillips-Chairman, Mr. Perkins, Mr. Taylor II, Ms. Thomasson, and Mr. Willis. Mr. Wicker was a member of the Compensation Committee until October 2011, when he resigned as a result of a determination that he no longer met the independence requirements – see “Certain Transaction” below for discussion. None of these members has ever been an officer or employee of the Company. There are no Compensation Committee interlocks, as described in SEC rules and regulations.

CERTAIN TRANSACTIONS

In addition to the rules and regulations of the Securities and Exchange Commission, the Company and First Bank are subject to Federal Reserve Board Regulation O, which governs extensions of credit by First Bank to any executive officer, director or principal shareholder of the Company or First Bank. The Company has established processes for reviewing and approving extensions of credit and other related party transactions. Related party transactions are approved by the Board of Directors, and the related person does not participate in the deliberations or cast a vote. The Audit Committee also reviews all related party transactions and determines whether to ratify or approve such transactions.

The Company collects information about related party transactions from its officers and directors through annual questionnaires distributed to officers and directors, or when transactions or proposed transactions are reported throughout the year. Each director and officer agrees to abide by the Company's Code of Ethics, which provides that officers and directors should avoid conflicts of interest and that any transaction or situation that could involve a conflict of interest between the Company and an officer or director must be reported and must be approved by the Audit Committee or the Board (or another committee thereof) if and when appropriate. The Code of Ethics identifies a non-exclusive list of situations that may present a conflict of interest, including significant dealings with a competitor, customer or supplier, similar dealings by an immediate family member, personal investments in entities that do business with the Company, and gifts and gratuities that influence a person’s business decisions, as well as other transactions between an individual and the Company. The Audit Committee’s charter provides that the Audit Committee will review, investigate and monitor matters pertaining to the integrity or independence of the Board, including related party transactions. The Audit Committee and the Board review and make determinations about related party transactions or other conflicts of interest as they arise, and in addition the Audit Committee conducts an annual review of all related party transactions early in each fiscal year, after director and officer questionnaires have been received from management and the Board.

Certain of the directors, nominees, principal shareholders and officers (and their affiliates) of the Company have deposit accounts and other transactions with First Bank, including loans in the ordinary course of business. Except as discussed in the next sentence, all loans or other extensions of credit made by First Bank to directors, nominees, principal shareholders and officers of the Company and to affiliates of such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectibility or present other unfavorable features. As discussed in “Perquisites” in the Compensation Discussion and Analysis section above, in accordance with applicable banking regulations, the Company has a home loan program that all of our employees are eligible to participate in that allows employees to borrow money for a loan on their primary residence, subject to our normal credit underwriting standards, at an interest rate that is 1% less than the interest rate offered to non-employees. At December 31, 2011, the aggregate principal amount of loans to directors, nominees, principal shareholders and officers of the Company and to affiliates of such persons was approximately $6,004,000. None of these loans are on nonaccrual status or are otherwise impaired.

The following paragraphs describe other related party transactions occurring during 2011 involving our directors or executive officers that exceeded $120,000.

Transactions related to Anna G. Hollers, Executive Officer

In 2011, the Company made payments to the law firm of Hollers & Atkinson totaling $282,375, of which $10,300 related to legal services rendered to the Company, $113,295 related to trustee fees paid in foreclosure proceedings, and $158,780 related to the reimbursement of costs advanced on behalf of the Company in foreclosure proceedings. One of the partners of Hollers & Atkinson is the spouse of Anna Hollers, an executive officer of the Company. The Company's review and approval policies stated above were followed for the transactions described in this paragraph.

Transactions related to Dennis A. Wicker, Director

In 2011, it was determined that, beginning in 2009, the Company engaged James Wicker or Wicker Properties, located in Wilmington, N.C., to act as sales agent for the marketing and sale of certain properties of the Company's foreclosed real estate and to perform property management duties related to such properties located in the Wilmington area. During this time, James Wicker earned industry-standard commissions for acting as the listing agent for these properties. In return, he provided property management services for these same properties free of charge, with James Wicker being reimbursed by the Company only for his out-of-pocket cost for performing these property management services. The Company's review and approval policies stated above were not followed for the transactions described in this or the following paragraphs related to Director Wicker.

James Wicker is the brother of Director Dennis Wicker. Director Wicker did not have any knowledge of the Company's relationship with James Wicker or Wicker Properties until such relationship was revealed to the Board in 2011, and Director Wicker has not had any business or professional relationship with Wicker Properties or James Wicker since becoming a member of the Board.

When this relationship was discovered, Director Wicker requested the chairman of the Board of the Company to seek the advice of the Company's legal counsel and commence a review of his status as an independent director. Based on this review, the Audit Committee concurred with Director Wicker's belief that it is in the best interests of the Company that he not be considered an independent director until the end of 2014.

In 2011, the amounts paid to James Wicker or Wicker Properties by the Company for earned commissions and referral fees for acting as the Company's sales agent or as a buyer's agent amounted to $611,366. The total amount reimbursed in 2011 to James Wicker or Wicker Properties by the Company for his out-of-pocket costs associated with property management services amounted to $1,351,664. The substantial majority of the commissions, referral fees and out-of-pocket costs have been, or are expected to be, reimbursed at a rate of 80% by the Federal Deposit Insurance Corporation (FDIC) as a result of loss-share agreements between the Company and the FDIC entered into in connection with the Company’s acquisitions of two failed banks.

Transactions related to Teresa C. Nixon, Former Executive Officer

The Company reimbursed a property management company a total of $578,990 for maintenance services performed by a lawn service company owned by the son-in-law of Ms. Nixon. In addition, during 2011 the Company sold a piece of foreclosed real estate to the daughter and son-in-law of Ms. Nixon for $250,000. The Company's review and approval policies stated above were not followed for these transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than 10% of the Company’s common stock are required to report their ownership of the Company’s common stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates during 2011. Based upon a review of such reports and representations from the Company’s directors and executive officers, the Company believes that all such reports were filed on a timely basis in 2011, except as follows: 1) Ms. Wallace filed one late report related to one transaction, 2) Ms. Nixon filed ten late reports for ten transactions, three of which became non-exempt on a retroactive basis due to a transaction within her 401(k) account that occurred in March 2011, and 3) Mr. Ocheltree filed five late reports for five transactions that became non-exempt on a retroactive basis due to a transaction that occurred in February 2012.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has approved the selection of the firm Elliott Davis, PLLC to serve as the independent auditors for 2012. Action by the shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Audit Committee and the board of directors in order to give the shareholders an opportunity to present their views. If the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. If the proposal to ratify the selection of Elliott Davis, PLLC as the Company's independent auditors is rejected by shareholders, then the Audit Committee will reconsider its choice of independent auditors. The Board of Directors recommends that the shareholders vote for the proposal to ratify the selection of the Company’s independent auditors.

Representatives of Elliott Davis, PLLC are expected to be present at the annual meeting. The representatives will be available to respond to appropriate questions and will be given an opportunity to make any statement they consider appropriate.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditor, which was Elliott Davis, PLLC (“Elliott Davis”) for 2011, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States of America and for attesting to the Company’s control over financial reporting. The Company’s Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditors. The Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has reviewed and discussed with management and Elliott Davis the audited financial statements as of and for the year ended December 31, 2011. The Audit Committee has discussed with Elliott Davis the matters required to be discussed by AU Section 380 of the audit standards of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from Elliott Davis the written disclosures and letter required by the applicable requirements of the PCAOB regarding Elliott Davis’ communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. The Audit Committee also has considered whether Elliott Davis’ provision of any information technology services or other non-audit services to the Company is compatible with the concept of auditor independence. In this analysis, the Audit Committee reviewed the services and related fees provided by Elliott Davis in the following categories and amounts:

	2011	2010
Audit Fees	$379,255	$356,750
Audit-Related Fees	18,000	18,000
Tax Fees	─	─
All Other Fees	─	─
Total Fees	$397,255	$374,750

For 2010 and 2011, audit fees included fees for the integrated audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Section 404), quarterly reviews of the interim consolidated financial statements and an additional internal control attestation. In 2010 and 2011, audit fees also included fees associated with the audit of supplementary financial and compliance information required by the Department of Housing and Urban Development’s (HUD) Uniform Financial Reporting Standards for HUD Housing Programs that became required for the first time in 2010. In 2011, audit fees also included fees associated with a certification that is required as a result of the Company’s participation in the U.S. Treasury’s Small Business Lending Fund. Audit-related fees for 2010 and 2011 consisted of audits of the financial statements of two employee benefit plans sponsored by the Company. All services performed by Elliott Davis in 2011 were pre-approved by the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Board of Directors has determined that Ms. Thomasson is an “audit committee financial expert” within the meaning of SEC rules and regulations.

The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed for adequacy on an annual basis. The Audit Committee charter is available on the Company’s website at www.FirstBancorp.com under the tab “Investor Relations-Governance Documents.”

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS:

Daniel T. Blue, Jr.	Richard H. Moore
Jack D. Briggs	Thomas F. Phillips
David L. Burns	Frederick L. Taylor II
Mary Clara Capel	Virginia C. Thomasson – Chairman
James C. Crawford	John C. Willis
R. Winston Dozier

The affirmative vote of the holders of a majority of shares of common stock represented and voting at the meeting (either in person or by proxy) is required for approval of this proposal. The board of directors recommends that shareholders vote “FOR” this proposal. Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

PROPOSAL 3 – ADVISORY VOTE APPROVING “SAY ON PAY” PROPOSAL

        The Securities and Exchange Commission rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) require the Company to provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

A description of the the compensation paid to our named executive officers is included in the “Compensation Discussion and Analysis” section above and the tabular disclosures regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in this proxy statement.

 We believe that our executive compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. We also believe that levels of compensation received by our senior executive officers are fair, reasonable and within the ranges of compensation paid by comparable financial institutions to similarly situated executives.

 This proposal, commonly known as a “Say on Pay,” gives you as a shareholder the opportunity to endorse or not endorse our executive compensation programs, policies and procedures through the following resolution:

“Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by First Bancorp, as described in the “Compensation Discussion and Analysis” section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in the proxy statement provided to the shareholders of First Bancorp on or about April 4, 2012.”

 Because your vote is advisory, it will not be binding upon the Company. However, the Compensation Committee and Board may take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends that shareholders vote “FOR” this proposal. Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

PROPOSAL 4 – Advisory Vote on the Frequency of “Say on Pay” Votes.

The Dodd-Frank Act requires that the Company provide shareholders with the opportunity to cast a non-binding, advisory vote on their preference as to how frequently the Company should conduct an advisory “Say on Pay” vote in its proxy materials for future annual shareholder meetings (or any special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting).

Under this proposal, you may vote to have a “Say on Pay” vote take place every year, every two years or every three years. You may also choose to abstain. Proposal 3 above is a “Say on Pay” vote that is being voted on at this year’s annual shareholder meeting. Under this proposal, if you vote “every year”, a “Say on Pay” vote similar to Proposal 3 above will be included in the proxy statement every year as opposed to the other alternatives of having such a vote every two years or every three years.

The board of directors believes it is important to give shareholders the opportunity to vote every year on the Company’s executive compensation program, and therefore recommends that shareholders vote for “every year”.

The board of directors recommends that shareholders vote “Every Year” (as opposed to every two years or every three years) under this proposal. Unless indicated to the contrary, proxies will be voted for “Every Year” on this proposal.

SHAREHOLDERS PROPOSALS FOR 2013 MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company’s 2013 annual meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the proxy statement for the 2013 annual meeting, they must be received by the Company no later than December 5, 2012. Such proposals should be directed to First Bancorp, Attn. Anna G. Hollers, 341 North Main Street, Troy, North Carolina 27371-0508.

The bylaws of the Company establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders of the Company. Subject to any other applicable requirements, only such business may be conducted at a meeting of the shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. To be timely, notice of other business to be brought before any meeting must generally be received by the Secretary of the Company not less than 60 nor more than 90 days in advance of the shareholders’ meeting. The notice of any shareholder proposal must set forth the various information required under the bylaws. The person submitting the notice must provide, among other things, the name and address under which such shareholder appears on the Company's books and the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder. Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Secretary of the Company at the Company’s address noted above.

DELIVERY OF PROXY STATEMENTS AND

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of the proxy statement and annual report is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the proxy statement. Additionally, some shareholders have consented to be excluded from the mailing of the proxy statement and annual report, and instead only be notified of the internet web address where they can access the proxy statement and annual report electronically. The internet address where these documents can be accessed is www.cfpproxy.com/3958.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any shareholder residing at an address to which only one copy was mailed or to shareholders who originally consented to only receive notice of internet availability. Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to First Bancorp, Attn. Anna G. Hollers, 341 North Main Street, Troy, North Carolina 27371-0508, e-mailing Ms. Hollers at ahollers@firstbancorp.com, or by calling 1-800-548-9377 and asking to speak to Anna Hollers.

Shareholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact the Company as noted above to request that only a single copy of the proxy statement and annual report be mailed in the future. Shareholders who prefer not to receive copies of the proxy statement and annual report, and instead to be notified of the internet address where the documents can be accessed can make that request by visiting www.cfpproxy.com/3958 and following the instructions.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any other business to be presented for consideration or action at the annual meeting. If other matters properly come before the annual meeting, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

By Order of the Board of Directors,

Anna G. Hollers

Secretary

_______________

April 4, 2012

Directions to the

James H. Garner Conference Center

211 Burnette Street, Troy, North Carolina 27371

Location of the 2012

First Bancorp Annual Shareholders’ Meeting

Thursday, May 10, 2012 - 3:00 PM

First Bancorp

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jerry L. Ocheltree and Anna G. Hollers, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of First Bancorp held of record by the undersigned on March 23, 2012, at the annual meeting of shareholders to be held on May 10, 2012, or any adjournment or adjournments thereof.

1.	PROPOSAL to elect seventeen (17) nominees to the Board of Directors to serve until the 2013 Annual Meeting of Shareholders, or until their successors are elected and qualified.

☐	FOR the 17 nominees listed below	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below).		to vote for the 17 nominees below.

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below).

Daniel T. Blue, Jr.	James C. Crawford, III	Thomas F. Phillips
Jack D. Briggs	R. Winston Dozier	Frederick L. Taylor II
R. Walton Brown	James G. Hudson, Jr.	Virginia C. Thomasson
David L. Burns	Richard H. Moore	Dennis A. Wicker
John F. Burns	Jerry L. Ocheltree	John C. Willis
Mary Clara Capel	George R. Perkins, Jr.

2.	PROPOSAL to ratify the appointment of Elliott Davis, PLLC, as the independent auditors of the Company for 2012.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	PROPOSAL to consider and approve an advisory (non-binding) resolution on executive compensation, also known as “say on pay” (as more fully described in the accompanying proxy statement).

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	PROPOSAL to provide an advisory vote on the frequency of “say on pay” votes.

☐ Every Year ☐ Every Two Years ☐ Every Three Years ☐ ABSTAIN

5.	In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting.

6.	Do you plan to attend the May 10, 2012 annual meeting? ☐ YES ☐ NO

This proxy when properly executed will be voted as directed herein. If no direction is made, this proxy will be voted “FOR” all nominees in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, and for the frequency “EVERY YEAR” in Proposal 4. If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.

Dated ______________________________, 2012

_______________________________________

Signature

_______________________________________

Signature (if jointly held)

(Please sign exactly as the name appears on this proxy. If signing as attorney, administrator, executor, guardian, or trustee, please give title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Please mark, sign, date and return promptly in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote in person. If you wish to vote by telephone or internet, please read the instructions below.

INSTRUCTIONS FOR VOTING YOUR PROXY

Shareholders of record have three alternative ways of voting their proxies:

1. By Mail (traditional method); or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. Please note all votes cast via the telephone or Internet must be cast prior to 3:00 a.m., Eastern Daylight Time, on May 10, 2012.

Vote by Telephone		Vote by Internet
It’s fast, convenient and immediate!		It’s fast, convenient, and your vote is
Call Toll-Free on a Touch-Tone Phone: 1-866-627-2896		immediately confirmed and posted.

Follow these four easy steps:		Follow these four easy steps:
1.	Read the accompanying Proxy Statement and Proxy Card	1.	Read the accompanying Proxy Statement and Proxy Card
2.	Call the toll-free number	2.	Go to the website:
	1-866-627-2896		https://www.rtcoproxy.com/fbnc
3.	Enter your 9 digit Control Number located on your Proxy Card below.	3.	Enter your 9 digit Control Number located on your Proxy Card below.
4.	Follow the recorded instructions	4.	Follow the instructions on the website.

Your vote is important! Call 1-866-627-2896 anytime		Your vote is important! Go to https://www.rtcoproxy.com/fbnc

It is not necessary to return your proxy card if you are voting by telephone or internet.

Please note that the last vote received, whether by telephone, internet, or by mail, will be the vote counted.

For Telephone/Internet Voting:

Control Number

Control Number Provided Here